Exhibit 10.1

GE TRADEMARK LICENSE AGREEMENT

Name and Address of LICENSEE: SQL Lighting & Fans, LLC 500 Sun Valley Drive Roswell GA 30076 Attn: President cc: General Counsel	Name and Address of GE: GE Trademark Licensing, Inc. 105 Carnegie Center, 3rd Floor Princeton, NJ 08540 Attn: VP of Trademark Licensing cc: General Counsel

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TABLE OF CONTENTS

PREAMBLE		3

1.	DEFINITIONS	4

2.	GRANT OF LICENSE	6

3.	ROYALTIES	7

4.	INITIAL TERM AND RENEWAL	9

5.	PRODUCT QUALITY CONTROL	10

6.	ANNUAL PLANS AND PERFORMANCE	19

7.	MARKETING MATERIALS AND REQUIREMENTS	21

8.	REPORTS AND RECORDS	23

9.	VERIFICATION OF REPORTS AND RECORDS	24

10.	INDEMNIFICATION AND INSURANCE	25

11.	NOTICES	27

12.	THIRD PARTY INFRINGEMENTS	27

13.	PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION	28

14.	REPRESENTATION AND WARRANTIES AND OWNERSHIP OF INTELLECTUAL PROPERTY	30

15.	DISCLAIMERS	34

16.	CANCELLATION	35

17.	FORCE MAJEURE	35

18.	NO WAIVER	36

19.	MISCELLANEOUS	36

20.	TERMINATION AND EXPIRATION	37

21.	DISPUTE RESOLUTION	41

22.	ENVIRONMENTAL WASTE	43

22.	PATENTS	43

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This Trademark License Agreement is effective June 15, 2011 and is entered into by and between GE TRADEMARK LICENSING, INC., a Delaware corporation with a place of business at 105 Carnegie Center, Princeton, New Jersey 08540 (“GE”) as licensor and SQL Lighting & Fans, LLC, a limited liability company with a place of business at 500 Sun Valley Road, Roswell, Georgia 30076 (“LICENSEE”).

PREAMBLE

WHEREAS,

A.	GE desires to license the General Electric Mark, as set forth in Attachment 3, to LICENSEE;

B.	LICENSEE wishes to use the Mark upon and in connection with the manufacture, display, sale, marketing, advertising, promotion and distribution of the product(s) set forth in Attachment 1;

C.	The General Electric Company, the parent of GE, is the owner of the Mark and holds registrations in various countries of the world for various products and services. The General Electric Company has granted GE a license to sublicense GE trademarks including the Mark.

D.	The Mark constitutes valuable rights owned and used by the General Electric Company in conducting its business and designating the origin or sponsorship of its distinctive products and services;

E.	GE desires to enhance and protect the goodwill of the Mark and to preserve its right to label products with and associate services with the Mark so as to avoid consumer confusion.

F.	LICENSEE and GE agree that certain rules regarding LICENSEE’s use of the Mark are necessary to enhance and protect the goodwill of the Mark, and to ensure that GE’s rights in the Mark are preserved; and

G.	LICENSEE acknowledges GE is entering into this Agreement not only in consideration of the royalties and guarantees to be paid by LICENSEE to GE, but also for the promotional value and marketing benefits to be secured by GE as a result of the manufacture, display, sale, marketing, advertising, promotion and distribution of the Licensed Products.

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NOW THEREFORE, in consideration of the mutual promises of this Agreement, GE and LICENSEE (the “Parties”), agree as follows:

1. DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms shall have the meanings given to them below.

1.1 “Agreement” means this GE TRADEMARK LICENSE AGREEMENT, including without limitation the cover page, preamble, attachments, addendums and any future amendments hereto, all of which are incorporated herein by reference.

1.2 “Calculated Additional Royalty” has the meaning given to it in Section 3.3 of this Agreement.

1.3 “Commencement Date” shall mean June 15, 2011

1.4 “Contract Year” means each twelve (12) month period from January 1st through December 31st between the Commencement Date and the Expiration Date, with the exception of the first Contract Year (Contract Year 1), which shall be for the period from this Agreement’s Commencement Date through December 31, 2011.

1.5 “Royalty” (“Royalties”) means royalties stated and computed pursuant to Section 3.3.

1.6 “Expiration Date” means December 31, 2016, if this Agreement is not renewed, and if it is renewed, it means the last day of the last Renewal Term.

1.7 “GE Product Expectations” means those standards set forth in GE’s “GE Product Expectations” manual described in Section 5.3 of this Agreement.

1.8 “Grace Period” means the time in which sales of any Licensed Products are permitted following the expiration or termination of the Agreement for such Licensed Products, as provided in Section 20.11.

1.9 “Gross Revenue” means all revenue directly or indirectly generated or received for all Licensed Products Sold, leased, rented or otherwise disposed of by LICENSEE, its subsidiaries, or its other affiliates to any third party (e.g., retailers, distributors, dealers, consumers, etc.) before any discounts, allowances, or other deductions.

1.10 “Initial Term” means the period set forth in Section 4.1 of this Agreement.

1.11 “Intellectual Property” means patents, trademarks, trade dress, service marks, trade secrets, copyrights, rights of publicity, and any other related intangible right.

1.12 “Licensed Product(s)” means any and all categories of articles of merchandise bearing the Mark in accordance with this Agreement and listed in Attachment 1, incorporated herein by reference.

1.14 “Licensed Territory” means the geographic areas set forth in Attachment 2. With respect to any country where registration for a category of the Licensed Products has not been secured, then the provisions of Section 13.5 will apply.

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1.15 “Mark” means the trademarks and logos listed and referenced on Attachment 3 to this Agreement, as unilaterally amended from time to time by GE to reflect modifications to the appearance of the Mark and the guidelines for use of the Mark, including without limitation, to comply with GE’s Brand Identity Guidelines. (www.gebrandcentral.com/brand/design_library/).

1.16 “Material Breach” has the meaning given to it in Section 20.1 of this Agreement.

1.17 “Net Sales” means the total Gross Revenue less the following documented and supportable items of expense to the extent to which they are actually paid or allowed:

(a)	trade or quantity discounts and allowances customarily and regularly required by and actually granted to LICENSEE’s customers, provided, however, that the deduction for such discounts and allowances may not exceed 20% of Gross Revenue in any Contract Year;

(b)	returns actually made and credited (provided that amounts equal to such credits have previously been included in Gross Revenue), provided, however, that the deduction for such returns may not exceed 20% of Gross Revenue in any Contract Year;

(c)	sales taxes or use taxes on sales invoices;

(d)	any amount already paid to any General Electric Company business for any component or accessory purchased from such business and included as part of the Licensed Products; and

(e)	LICENSEE shall not deduct from Gross Revenue: (i) except as expressly set forth in this Section 1.18, any expenses, accruals, allowances, or any other costs incurred or amounts accrued by LICENSEE in the manufacture, display, sale, marketing, advertising, promotion or distribution of the Licensed Products (e.g., uncollectible accounts, bad debts, warranty, extended warranty, returns processing, co-op advertising, and insurance), or (ii) any indirect or overhead expense of any kind whatsoever. Similarly, such deductions and costs shall not be deducted from Royalties set forth in Section 3.3.

1.18 “Notice” or “Notices” has the meaning given to it in Section 11.1 of this Agreement.

1.19 “Payment Base Year” begins on December 1 of the prior Contract Year and ends at the close of business on November 30 of the Contract Year. For example, the 2012 Payment Base Year is December 1, 2011 through November 30, 2012.

1.19 “Permitted Free Goods” are Licensed Products distributed at no cost to the recipient as or in connection with introductory offers, samples, promotions and the like, provided that such free goods are distributed in the ordinary course of LICENSEE’s business (i) to promote a royalty-bearing sale of Licensed Products and represents the usual and customary business practices of LICENSEE for both licensed and non-licensed products or (ii) are provided at no cost to GE pursuant to terms set forth in this Agreement or as a matter of courtesy by LICENSEE upon GE’s request.

1.20 “Promotional Commitment” means the amount to be spent by LICENSEE on advertising and promotion (e.g., co-op advertising, trade show exhibits, product brochures, signage, and magazine, newspaper, television, internet, radio advertising) of the Licensed Products in each Contract Year.

1.21 “Renewal Term(s)” means any term for which the Parties renew this Agreement after its Initial Term as provided in Section 4.2.

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1.22 “Replacement Part(s)” means a replacement part specifically designed for any part of a Licensed Product.

1.23 “Reporting Period” means each month of each Contract Year and any Grace Period.

1.24 “Safety Quick Light Device” means an interlocking device for a quick connect/install of ceiling fans. For the avoidance of doubt, the Safety Quick Light Device includes, among others, two components (a) a receptacle that is attached to the power supply, and (b) a mating component that is attached to fans. The attachment of the first component to the power supply and the second component to the ceiling fan enables fast and safe installation.

1.25 “Section” means a numbered provision of this Agreement.

1.26 “Sold” means the first to occur of the following events after LICENSEE receives payment:

(a)	when delivered to the purchaser;

(b)	when paid for, if paid in advance of delivery; or

(c)	when billed.

2. GRANT OF LICENSE

2.1 Grant of License

Pursuant to the terms and conditions of this Agreement, including without limitation pre-production audit approval under Section 5 below, and subject to any pre-existing licenses of GE or General Electric Company and Section 2.3 below, GE grants LICENSEE an exclusive, personal, non-sublicensable, royalty-bearing, and non-transferable license to use the Mark on and in connection with the manufacture by or for the LICENSEE (including the right to have manufactured by Vendors approved by GE in accordance with Section 5) and the display, sale, marketing, advertising, promotion and distribution of Licensed Products (as defined in Attachment 1) within the Licensed Territory. No rights are granted under this Agreement to Licensee to use the Mark or sell, market, or distribute the Licensed Products outside the Licensed Territory. No rights are granted to LICENSEE in and to any technology or Intellectual Property of GE or its affiliates other than the Mark.

2.2 Use of Mark

The license to use the Mark is limited to use on or in connection with the Licensed Products only (including any advertising, display, product inserts, packaging, promotional copy, and other associated materials bearing the Mark that are approved by GE for use in connection with the sales, marketing, and distribution of Licensed Products), and LICENSEE shall not, except as specifically permitted in this Agreement or approved by GE, use the Mark or give consent to the use of the Mark in any other manner. For the avoidance of doubt, LICENSEE may consent to its customer’s use of the Mark in a manner consistent with GE’s Brand Identity Guidelines, within the Licensed Territory only for purposes of displaying, marketing, advertising and/or promoting the sale of Licensed Products.

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2.3 Right of GE Affiliates

Any General Electric Company business, other than its GE Lighting business unit and GE Trademark Licensing, Inc., may manufacture or have manufactured, sell, promote, display, produce, use or display the Marks on, distribute or license products identical or similar to the Licensed Products to third parties.

2.4 Retention of Rights

GE expressly reserves the right to retain for itself (and/or its affiliates) and/or to grant to any other party(ies) a license(s) of any scope, in any geographical area(s), for any use(s), and for any article(s) of merchandise that are Licensed Products. Except as provided pursuant to Sections 2.1 and 2.2, no license by implication is granted by this Agreement, or by the actions or inaction of GE. Subject to the terms of Sections 2.1, 2.3, and 2.4, GE shall not be permitted to manufacture, distribute or sell any Licensed Products.

2.5 Sublicenses

LICENSEE may not sublicense the rights granted in this Agreement to any other party except as permitted by Section 5.

2.6 Sales After Termination

Except for sales during the Grace Period, LICENSEE may not enter into a contract for the sale of Licensed Products extending beyond the Expiration Date or termination date of this Agreement.

2.7 Right of GE Employees to Purchase Licensed Products

Should GE choose, at its sole discretion, to implement an employee purchase program, LICENSEE agrees to sell Licensed Products to General Electric Company employees, and at least 500,000 additional individuals who are non-GE employees (or employees of GE affiliates), and are not family or friends of GE employees (or employees of GE affiliates), at a price equal to LICENSEE’s lowest wholesale price for such Licensed Product (“GE Employee Purchases”). GE Employee Purchases shall be specifically identified on the Report (as defined in Section 8.1) but no Royalties shall be payable by LICENSEE on such sales. For purposes of clarification, sales of Licensed Products to a General Electric Company business shall be royalty bearing.

3. ROYALTIES

3.1 Accounting Principles

The United States Generally Accepted Accounting Principles (“GAAP”) or the International Accounting Standard (“IAS”) shall be applied consistently to all transactions under this Agreement as applicable, for calculation of Gross Revenue and royalties.

3.2 Currency

All amounts due under this Agreement shall be denominated, reported, and paid in U.S. dollars. Where a country restricts repatriation of U.S. Dollars, royalties will continue to accrue until paid.

3.3 Royalties

For each year during the Initial Term and any Renewal Term and for any Grace Period, LICENSEE shall pay to GE the following Royalties:

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Royalty and Payment Schedule for Year 2011

(Commencement Date through November 30, 2011)

Payment Due Date	Royalty
December 26, 2011	Five percent (5%) of Net Sales for the period from the Commencement Date through November 30, 2011

Royalty and Payment Schedule for Payment Base Years 2012 – 2016

Payment Due Date	2012	2013	2014	2015	2016
March 26	$375,000 plus Calculated Additional Royalty	$500,000 plus Calculated Additional Royalty	$625,000 plus Calculated Additional Royalty	$625,000 plus Calculated Additional Royalty	$750,000 plus Calculated Additional Royalty
June 26	$375,000 plus Calculated Additional Royalty	$500,000 plus Calculated Additional Royalty	$625,000 plus Calculated Additional Royalty	$625,000 plus Calculated Additional Royalty	$750,000 plus Calculated Additional Royalty
September 26	$375,000 plus Calculated Additional Royalty	$500,000 plus Calculated Additional Royalty	$625,000 plus Calculated Additional Royalty	$625,000 plus Calculated Additional Royalty	$750,000 plus Calculated Additional Royalty
December 26	$375,000 plus Calculated Additional Royalty	$500,000 plus Calculated Additional Royalty	$625,000 plus Calculated Additional Royalty	$625,000 plus Calculated Additional Royalty	$750,000 plus Calculated Additional Royalty

Net Sales Minimum for Payment Base Years 2012 – 2016

	2012	2013	2014	2015	2016
Net Sales Minimum	$30,000,000	$40,000,000	$50,000,000	$50,000,000	$60,000,000

For each Payment Due Date, the “Calculated Additional Royalty” is calculated as follows:

●	(Net Sales less the Net Sales Minimum from above table),
●	Multiplied by 0.05,
●	Less the amount of any prior payments of Calculated Additional Royalty during the Contract Year.

For purposes of the formula immediately above:

●	If the foregoing calculation results in zero or a negative number, then the Calculated Additional Royalty due shall be zero.
●	Net Sales is measured from December 1 of the prior Contract Year through the end of the month preceding the payment due date. (E.g., for the March 26th payment, Net Sales are measured from December 1 through February 28/29; for the June 26th payment, Net Sales are measured from December 1 through May 30; etc.)

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3.4 Gross Up for Deductions

If LICENSEE deducts, or if GE is obligated to pay, any taxes, fees, assessments or other charges of any kind imposed by any government of a country foreign to the United States, any subdivision thereof, or any other governmental unit within the territory of such government (collectively referred to as “Charges”), with respect to any amount payable to GE under this Agreement, LICENSEE shall, to the extent that GE is not entitled to obtain a credit against income taxes due to the United States or a foreign country for such Charges, pay such additional amounts so that payments received by GE net of all Charges, together with the income tax credits to which GE is entitled for such Charges, shall equal the payments provided for above in Section 3.3. During the Initial Term of this Agreement and if any, the Renewal Term(s) and/or Grace Period, a gross-up of all withholding taxes will be required. The Parties agree to work together to minimize taxes and to provide each other with all necessary original tax receipts, provided there is no negative impact on the royalty received by GE.

3.5 Exchange Rates

The royalty on Net Sales in currencies other than U.S. dollars shall be calculated using the appropriate foreign exchange rate for such currency published in the Wall Street Journal on the first banking day following each corresponding Reporting Period.

3.6 Permitted Free Goods

If LICENSEE sells or provides the Licensed Products to third parties (other than a General Electric Company business) at no charge or less than the regular price charged to similar third parties in the same or similar locality, the Royalties payable to GE shall be computed on the basis of the usual price charged to other parties. Notwithstanding the foregoing, LICENSEE may distribute Permitted Free Goods on a royalty-free basis provided the amount of Permitted Free Goods distributed (other than under Section 2.7 of this Agreement) does not exceed 1% of Net Sales in any Contract Year.

3.7 Survival

The provisions of Section 3 shall survive termination or expiration of this Agreement to the extent that royalty payments are owed to GE during the Grace Period.

4. INITIAL TERM AND RENEWAL

4.1 Initial Term

Unless terminated or extended as herein provided, the term of this Agreement (“Initial Term”) commences at 12:00 A.M. Eastern Standard Time on the Commencement Date and expires on December 31, 2016, as of 11:59 P.M. Eastern Standard Time. The Term of this Agreement shall be the Initial Term and any Renewal Term as set forth in Section 4.2.

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4.2 Renewal Term

This Agreement may be renewed only by written agreement executed by the Parties. Two years prior to the end of the initial Term and/or any renewal term, a party may request that the Agreement be renewed for an additional period of two years; provided that this Agreement will expire in the absence of a written agreement extending the term that is duly signed by authorized representatives of each party. Minimum Royalty Fees for each year of the additional term(s) will be agreed upon in writing by the parties.

4.3 Effectiveness during Renewal Term(s) or Grace Period

All terms of this Agreement shall remain in full force and effect, excluding the original Expiration Date, throughout any Renewal Term(s) and any Grace Period.

5. PRODUCT QUALITY CONTROL

5.1 Quality Controls

GE has the right to approve LICENSEE’s quality controls for the Licensed Products. This includes details concerning the display, sale, promotion, advertising, marketing and distribution of Licensed Products bearing the Mark and the manufacture by LICENSEE and Vendors (and Sub-Tier Vendors), as defined in Section 5.5, of such Licensed Products. GE also has the right to control the manner in which the Mark is affixed to Licensed Products and their packaging as well as the quality and proper use of the Mark on all advertising, display, product inserts, promotional copy, and other associated materials for the Licensed Products used in connection therewith. LICENSEE acknowledges and agrees that the control by GE over the nature and quality of all Licensed Products and the Mark is a material element of the license herein granted.

5.2 Quality Standards

The Licensed Products shall be of a quality that is equal to or better than the competitive products in the Licensed Products’ category, including in design, features, material and workmanship, and suitable for the purpose intended. The Licensed Products shall feature attributes consistent with the quality for which GE is known.

5.3 Compliance with GE’s Quality Assurance Standards

LICENSEE covenants that it, its Vendors, and its Sub-Tier Vendors (as defined in Section 5.5(a)) will also comply with specified standards of quality that GE shall establish with respect to Licensed Products. GE shall maintain a record of these standards within the following documents, which may be unilaterally amended from time to time:

GETL Q-1000

GE Quality Manual

GE Product Expectations

LICENSEE acknowledges that it has access to these documents and is familiar with their contents and requirements. LICENSEE may not have a Licensed Product made or Sold unless and until the Licensed Product complies with such standards.

LICENSEE further covenants that subsequent units of each type or model of Licensed Products shall be of a standard of quality equally as high as that of initial specimens and samples of that type or model made available to GE. GE shall be entitled to rely on LICENSEE for the consistent quality, performance, and safety of Licensed Products and their compliance with applicable laws and standards.

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Furthermore, it is understood that GE assumes no liability for the findings, recommendations, or approvals contained in the GETL Q-1000, GE Quality Manual, or GE Product Expectations. Such findings, recommendations, or approvals in no way alter LICENSEE’s obligations to indemnify GE as set forth in Section 10.1 below.

5.4 Industry and Other Standards

Licensed Products shall be manufactured such that they comply with industry standards and GE Product Expectations, specifications, protocols, and quality control standards. Licensed Product may not be made or Sold until such industry standards have been met. LICENSEE shall provide Vendors (and Sub-Tier Vendors), as defined in Section 5.5, with such standards, and shall require that Vendors continually meet or exceed such standards. Further, the Licensed Products shall comply with applicable government safety, environmental and other government standards, regulations, rules, laws or the like dealing with or applicable to Licensed Products, together with all U.S. Underwriters Laboratories (“UL”) requirements and the requirements of similar entities or bodies in other countries where LICENSEE plans to sell Licensed Products as agreed to by GE and the LICENSEE.

5.5 Vendor Standards

(a)	LICENSEE will perform audits every Contract Year conforming to GE’s social responsibility and quality audit standards (“Audits”) for suppliers that manufacture or assemble finished goods Licensed Products (“Vendor(s)”) and suppliers that supply components that bear the Mark for such assembled finished goods Licensed Products (“Sub-Tier Vendors”) for LICENSEE. The Audits will be performed and issues resolved in accordance with GE’s criteria under GETL Q-1000 and the GE Quality Manual. A copy of each Audit will be made available to GE. At any point LICENSEE or GE may modify Audit terms to make them more rigorous.

(b)	LICENSEE will perform audits every Contract Year of Vendors and Sub-Tier Vendors to ensure compliance with GE’s quality standards. A copy of these audits will be made available to GE.

(c)	GE retains the right to perform its own audits of Vendors and Sub-Tier Vendors. GE will give prior written notice to LICENSEE so that LICENSEE can determine whether it desires to join GE for such audit.

(d)	Notwithstanding anything to the contrary, Vendor (and Sub-Tier Vendor) will immediately halt production of Licensed Products if Vendor (or Sub-Tier Vendor) is found to be in material violation of any Audit provisions that are classified as a red flag issue, per the forms found in the GE Quality Manual. In addition, any red flag issues must be resolved before any orders are placed with Vendors (or Sub-Tier Vendors).

(e)	GE retains the right to communicate with the Vendors and Sub-Tier Vendors to coordinate audits or discuss technical issues. GE will provide LICENSEE with notice of intent to communication with Vendors and Sub-Tier Vendors, and LICENSEE shall have the option to participate in such communications.

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5.6 Vendor Development

(a)	A new Vendor or Sub-Tier Vendor is defined as a facility that has not produced Licensed Products, or components thereof bearing the Mark within the last 365 days.

(b)	LICENSEE will require Vendors and Sub-Tier Vendors to sign the FORM OF LETTER AGREEMENT BETWEEN LICENSEE AND ITS VENDORS found in the GE Quality Manual before commercial production of Licensed Products manufactured or assembled by such Vendor (or Sub-Tier Vendor). If a Vendor (or Sub-Tier Vendor) refuses to sign such form, LICENSEE will not purchase or otherwise obtain Licensed Products from such Vendor (or Sub-Tier Vendor) until compliance is achieved. Signed copies of the FORM OF LETTER AGREEMENT BETWEEN LICENSEE AND ITS VENDORS will be made available to GE.

(c)	LICENSEE will perform an Audit and a manufacturing assessment of all prospective Vendors (and Sub-Tier Vendors). All results will be forwarded to GE. Vendors (and Sub-Tier Vendors) must pass these evaluations and GE’s review before manufacturing GE products. GE retains the right to perform its own audits to confirm results.

(d)	LICENSEE will prepare a Vendor Quality Manual or update their existing Manual to ensure that GE requirements identified within this Agreement and referenced documents are incorporated.

(e)	These requirements also cover Vendor (and Sub-Tier Vendors) facilities fully and or partially owned by the LICENSEE.

5.7 New Product Introduction

(a)	LICENSEE shall maintain the Restriction of Hazardous Substances Compliance records in accordance with the GE Quality Manual for each Licensed Product and provide them to GE during the new product introduction process. LICENSEE will continuously adapt its production process and product development to minimize the use and/or creation of hazardous substances.

(b)	LICENSEE shall integrate GE’s new product introduction process (found within the GETL Q-1000 and detailed within the GE Quality Manual) (“New Product Introduction Process”) into its product development process. The data requirements, sample requirements, and tollgates will be adhered to by the LICENSEE prior to the sale or distribution of such Licensed Products. Product reviews include, but are not limited to, family concept designs, drawings, mock-ups and Licensed Product generational roadmaps. GE shall provide a written response to each submission within thirty (30) business days. If GE fails to do so, LICENSEE shall give Notice to GE, and GE agrees that, within ten (10) business days of GE’s receipt of such Notice, GE will deliver its response or it will make available one of its employees or representatives to discuss GE’s response. If GE provides notice that such submission is unsatisfactory, contemporaneously with providing notice of disapproval, GE shall state the reasons for its disapproval and may provide guidance on how such materials might be approved. For purposes of this Agreement, submissions by LICENSEE shall only be considered approved by GE at such time that GE provides its express written approval.

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(c)	LICENSEE shall make packaging and instruction manual templates for Licensed Products, which shall adhere to GE’s Brand Identity Guidelines, available to GE for review and written approval. GE shall provide a written response to any such submission within thirty (30) business days. If GE fails to do so, LICENSEE shall give Notice to GE, and GE agrees that, within ten (10) business days of GE’s receipt of such Notice, GE will deliver its response or it will make available one of its employees or representatives to discuss GE’s response. If GE provides notice that such templates are unsatisfactory, contemporaneously with providing notice of disapproval, GE shall state the reasons for its disapproval and may provide guidance on how such materials might be approved. For purposes of this Agreement, submissions by LICENSEE shall only be considered approved by GE at such time that GE provides its express written approval.

(d)	LICENSEE will at its expense fully integrate GE into its field trial program of pilot production samples by providing for GE approval a minimum of twelve (12) samples of each Licensed Product involved in pilot production run field trials. Except for the cost of providing such samples, GE shall bear its own costs for its participation in LICENSEE’s field trial program. LICENSEE agrees to treat all GE comments regarding Licensed Products as if they were internal to LICENSEE. GE shall not require LICENSEE to incorporate any feature that would obligate LICENSEE to take a royalty-bearing license.

(e)	For each Licensed Product, LICENSEE will obtain appropriate agency listing(s) (e.g., UL and Normas Oficiales Mexicanas (“NOM”)) as required where LICENSEE sells the Licensed Products. UL listing shall be required where attainable and in countries where no applicable safety standards exist. A copy of such listing will be furnished to GE upon LICENSEE’s obtaining it.

(f)	Samples shipped to GE during product development will be provided free to GE. Any and all costs associated with import and shipping of these samples, including handling charges and duties, will be borne by the LICENSEE.

(g)	Prior to the commercial introduction of any new Licensed Product, Licensee shall perform a search in all appropriate countries to identify any patents, published patent applications, trade dress and secondary marks that are potentially relevant to the manufacture, use, marketing or sale of the new Licensed Product. Licensee shall present to GE a full and complete search report and opinion letter from intellectual property counsel attesting to the new Licensed Product being clear of infringement of all identified patents, published applications, trade dress and secondary marks or that the identified patents, published applications, trade dress and secondary marks are not valid or enforceable. Nothing in this Section 5.7 (g) shall be construed as a waiver, mitigation, release, relinquishment, surrender, discharge or otherwise of Licensee’s obligation to defend, indemnify and hold harmless GE pursuant to Section 10.1 below. These reviews will be conducted before any Licensed Product is Sold, during the New Product Introduction Process, as set forth in the GETL Q-1000 and/or GE Quality Manual. A license will be secured by the LICENSEE where necessary to comply with applicable Intellectual Property laws and rights of third parties.

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(h)	Products provided as field trial samples (referenced in Section 5.7(d) and the GE Quality Manual) shall be imported into the United States by the LICENSEE as finished goods. [Note: these samples are in addition to those provided during the various stages of product development and are to be pulled from the production run. Quantity required identified within GE Quality Manual.]

(i)	The importer of record for all samples sent to GE for the New Product Introduction Process or through ongoing quality requests shall be the LICENSEE or its Vendor. GE is not to be the importer of record.

(j)	LICENSEE will maintain, at all times, reasonable engineering and quality support to manage the quality and New Product Introduction Process for all Licensed Products.

5.8 Ongoing Quality

(a)	During the Initial Term (and Renewal Term(s), if any) of this Agreement, upon GE’s request, LICENSEE shall submit to GE four (4) units per model of Licensed Products for testing, together with all labeling or packaging in which, or in conjunction with which, the Licensed Products are to be marketed. “Market” shall mean the Licensed Territories identified in Attachment 2. The samples will be provided free to GE. Any and all costs associated with shipping of these samples including all shipping and handling charges and duties will be borne by LICENSEE. The manufacture, sale, distribution or promotion of Licensed Products shall not be contingent on waiting for test results. GE may also reasonably request additional units at LICENSEE’s expense.

(b)	GE will be provided with all data pertaining to consumer safety related complaints as soon as possible, and will be given an opportunity to participate in all formal safety reviews associated with field-related safety issues. Corrective action plans will be provided to GE, and GE shall have the right to require a recall of any product in accordance with Section 5.9(d).

(c)	Licensed Products returned from customers damaged in any way (including cosmetic) and/or requiring any repairs or modifications (other than re-packaging) shall not be re-Sold by LICENSEE except where expressly authorized in writing by GE (and in GE’s sole discretion), in which case such Licensed Products shall undergo an appropriate quality control process. In addition, such Licensed Products must be packaged according to GE’s Brand Identity Guidelines, clearly be labeled as “refurbished,” or the like, and shall carry LICENSEE’s full product warranty.

5.9 Documentation, Reports, Inspections and Audits

(a)	Copies of all records, including but not limited to, Audits, Quality Manuals, the Restriction of Hazardous Substances Compliance form (Quality Manual), lot inspection reports, and the appropriate government agency listings, will be made available to GE upon request.

(b)	Copies of return rate data by model regarding Licensed Products will be made available to GE upon request.

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(c)	LICENSEE will allow and ensure its Vendors and Sub-Tier Vendors will allow GE’s representatives or its authorized agents, at all times during regular business hours, to enter LICENSEE’s, Vendors’, or Sub-Tier Vendors’ premises to conduct Audits, review compliance with local and other applicable legal requirements relating to labor, environment, health and safety, and/or inspect the Licensed Products, manufacturing processes, material handling, document control, production, finished goods handling, and facilities for compliance with the terms of this Agreement. If GE finds unacceptable factory practices and/or any violation of the terms of this Agreement, GE will: (1) provide its findings in writing to LICENSEE for correction; or (2) advise LICENSEE that it must not use or must discontinue use of such factory, as set forth in the GETL Q-1000 and/or GE Quality Manual. Corrective actions will be taken within the timeframe set by GE and to the satisfaction of GE. GE retains the right to re-audit to confirm the corrective action. Any Vendor, Sub-Tier Vendor, or LICENSEE factory with a “red flag” finding will not be allowed to ship or produce Licensed Products or components for Licensed Products until the issue(s) raised by the red flag finding(s) is/are fully resolved to GE’s satisfaction. Any Vendor or Sub-Tier Vendor that fails to address product safety or Audit related issues to GE’s satisfaction will be barred from producing Licensed Products or components for Licensed Products until such issues are addressed to GE’s satisfaction.

(d)	LICENSEE shall bear any and all costs related to any product recall of Licensed Products, whether voluntary or required by a government agency or GE. GE may declare and require LICENSEE to issue a product recall if, after GE has discussed (or has attempted to discuss) the possible product recall with LICENSEE, GE reasonably determines that it is necessary due to a substantial product hazard, substantial risk of injury to persons or property, and/or risk of damage to its brand reputation. In the event of a government-ordered recall or a recall initiated by LICENSEE or required by GE, LICENSEE will consult with GE, and obtain GE’s prior express written approval regarding all aspects of handling such recall. LICENSEE agrees that adequate identification stamping will be placed on finished Licensed Products to best facilitate any product recall that may be declared. LICENSEE will promptly inform and forward to GE all correspondence/contacts and other information regarding product recalls and product recall issues.

(e)	In the event that a product does not conform with GE Product Expectations, GE will give Notice to LICENSEE that it desires to discuss its findings with LICENSEE and have LICENSEE create a corrective action plan. Within ten (10) business days of such Notice, LICENSEE will provide GE with a corrective action plan for GE’s approval. LICENSEE agrees to give GE prompt Notice of any non-conforming Licensed Products, and within ten (10) business days of such Notice, LICENSEE will provide GE with a corrective action plan for GE’s approval.

5.10 Customer Support

(a)	In support of LICENSEE’s quality obligations set forth herein, LICENSEE will, before making any sales, create and maintain, whether through its own employees or outsourced to another entity, a customer support call center with toll-free access (where available) for the Licensed Products, in the language(s) of the countries where LICENSEE plans to sell Licensed Products, that shall be available to residents of the applicable countries during normal local business hours. If LICENSEE creates and maintains a customer support call center with toll-free access (where available) for all customers of Licensed Products in applicable countries and prominently displays the toll-free telephone number on the packaging and in all collateral materials accompanying the Licensed Products, LICENSEE will not be required to reimburse GE for costs related to running the GE Answer Center even if calls from customers of Licensed Products are received by the GE Answer Center. If GE, in its sole discretion, permits LICENSEE to not provide a call center with toll-free access for a portion of the Licensed Territory (e.g., for a small quantity sale), LICENSEE agrees to reimburse the GE Answer Center for the costs incurred by GE in answering and responding to customers of Licensed Products in such portion of the Licensed Territory. GE shall submit to LICENSEE reasonable documentation for such costs.

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(b)	In support of LICENSEE’s quality obligations set forth herein, LICENSEE agrees to create and maintain, whether through its own employees or outsourced to another entity, an internet site for the Licensed Products, in the language(s) of the applicable countries (when required by local law), available to residents of the applicable countries. Such site shall include: instruction manuals, warranty coverage, product images, detailed descriptions, and all other relevant information for Licensed Products. Such site must conform to GE’s Brand Identity Guidelines and be acceptable to GE. Further, the site must be maintained for a minimum of four years following expiration or termination of this Agreement.

(c)	In support of LICENSEE’s quality obligations set forth herein, LICENSEE agrees to create and maintain, whether through its own employees or outsourced to another entity, a service center for servicing (e.g., repairs and/or replacements) Licensed Products that are covered by the product warranty.

(d)	LICENSEE shall supply customer support call center and service center reports to GE on a monthly basis (or more frequently, upon GE’s reasonable request) along with the reports required to be submitted in accordance with Section 8. LICENSEE shall provide GE on a timely basis with additional information requested by GE that relates to call center or service center information provided to GE under this subsection (d). As part of such reports, LICENSEE shall summarize key areas of consumer inquiries, call volume levels, reasons for repair, and any product issues with respect to the Licensed Products.

(e)	The toll-free customer support telephone number and locations of service centers shall be prominently displayed in the collateral materials distributed with the Licensed Products.

(f)	All customer support call centers, service centers, and internet sites require GE approval.

(g)	LICENSEE shall comply with the provisions of this Section 5.10 during the Initial Term of this Agreement, Renewal Term(s), if any, and any Grace Period and unless otherwise notified by GE, for a period of four (4) years after the expiration or termination of this Agreement. Upon the expiration of the product warranty period for all Licensed Products Sold by LICENSEE during the Initial Term of this Agreement, Renewal Term(s), if any, and any Grace Period, LICENSEE may request that the GE Answer Center (or successor entity or service) handle calls from customers who purchased Licensed Products, provided LICENSEE pay GE (or the GE Answer Center) its fees for answering such calls.

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(h)	Privacy Compliance

(A)	If Licensee, in connection with the performance of this Agreement, processes any personal data or other information of purchasers (“Customer Information”) that is subject to Title V of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and regulations promulgated under that Act (collectively “GLB”) or other federal, state, and local laws, rules, regulations, and ordinances governing the privacy and security of Customer Information and applicable industry standards including PCI compliance requirements (collectively “Privacy Laws”), Licensee agrees to comply with GLB and other Privacy Laws, and to protect and maintain the privacy of such Customer Information accordingly. Such compliance shall include, but is not be limited to, Licensee: (i) not disclosing any Customer Information to any third party except in accordance with applicable Privacy Laws; (ii) ensuring that its employees and subcontractors who obtain or have access to Customer Information comply at all times with the Privacy Laws and the provisions of this Agreement regarding the use and protection of Customer Information; and (iii) protecting and maintaining the security of all Customer Information in Licensee’s custody or under Licensee’s control. Licensee shall immediately report to GE any unauthorized disclosure or use of or any unauthorized access to any Customer Information in Licensee’s custody or under Licensee’s control.

(B)	If Licensee Processes any Personal Data that is obtained in the context of a person’s working relationship with GE or an Affiliate of GE (“Employment Data”), Licensee will process the data consistent with the “GE Employment Data Protection Standards.” Such persons include, for example, job applicants, employees (whether temporary or permanent), contingent workers, retirees, and former employees, as well as any dependents or others whose personal data have been given to GE or an Affiliate by such persons. Licensee must obtain prior written approval from GE regarding the scope of Employment Data to be collected and the consent language to be used.

(C)	Licensee understands and agrees that GE may use any “Contact Information” (such as name, address, telephone number, e-mail address, etc.) provided by Licensee or any of its representatives for purposes reasonably related to the performance of this Agreement, including but not limited to Licensee administration and payment administration, and that such contact information may be transferred to and stored in a global database located in the United States of America and maintained by GE or one of its Affiliates. Licensee agrees that it will comply with all legal requirements (e.g., obtaining consent of the Data Subject, where required) prior to the transfer of any Contact Information or other Personal Data to GE. The Contact Information will not be shared beyond GE, its Affiliates and their contractors who will be contractually bound to use the information only as reasonably necessary to for purposes of performing under their contractual obligations with GE and its Affiliates. GE will take appropriate measures to ensure that Contact Information is stored securely and in conformity with applicable data protection laws.

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5.11 Product Warranty

LICENSEE shall provide a warranty for each Licensed Product Sold and shall be solely responsible for performing its obligations under that warranty both during and after the Initial Term (and Renewal Term(s), if any) of this Agreement. The warranty terms (and proposed future changes of the terms) are subject the prior review and approval of GE. The Licensed Products shall carry warranty coverage equal to or better than the warranty coverage: (a) offered by LICENSEE for like products, if any, that it sells; and (b) offered by the primary competitors (e.g., Hunter and Harbor Breeze) on like products in the same category. Notwithstanding the foregoing, the warranty coverage (parts and labor) for the Licensed Products shall in no event be less than one (1) year. The warranties will be subject to annual review and approval by GE to ensure that they are in compliance with this Section and shall be submitted as part of the Marketing Plan each Contract Year (see Marketing Plan Outline in Attachment 5). Each Licensed Product shall include collateral material which provides consumer instructions on how to register the product with LICENSEE. LICENSEE shall collect customer registration information submitted to it and, upon request, to the extent permitted by law, shall provide such information to GE. Neither GE nor LICENSEE shall be permitted to sell or distribute customer registration information to third parties. LICENSEE shall ensure that all product warranties and its warranty documentation, procedures, and services with respect to the Licensed Products comply with the Magnuson-Moss FTC Warranty Act and all other applicable federal, state, local, and foreign laws and regulations and the terms of its warranties.

5.12 Instruction Manuals

LICENSEE shall provide an instruction manual for each Licensed Product Sold.

(a)	All instruction manuals shall be developed by a professional agency with an expertise in creating such manuals, and should be written in proper English, with attention to grammar, sentence structure, punctuation, and spelling.

(b)	For all Licensed Products Sold in the United States, instruction manuals shall be written in both English and Spanish. For all other territories, instruction manuals shall be written in both English and that territory’s primary language. All translations must be performed by a professional company.

(c)	All instruction manuals shall include illustrations, and instructions on each of the following: part breakdown, maintenance, safeguards, warnings, operation, cleaning, troubleshooting, technical data, warranty coverage, and all other important information.

(d)	All instruction manuals shall meet GE’s Brand Identity Guidelines in all respects, including but not limited to, layout guidelines.

(e)	To the extent instruction manuals include recipes, such recipes must be tested and approved by a third party.

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5.13 Unauthorized Product Payment

If LICENSEE markets and/or sells any Licensed Product in violation of this Agreement that has not been expressly approved in writing by GE, then GE shall have the right to assess against LICENSEE an unauthorized product payment only (as liquidated damages and not a penalty) of up to 15% of LICENSEE’s sales of such Licensed Products. Any such payments shall not be applied against any Royalties due under this Agreement pursuant to Section 3.3. The seriousness and gravity of the violation will be considered by GE in determining any such assessment.

5.14 GE Review/Approvals

Where GE reviews or approves any activity, document or product under this Agreement, it does so for its benefit only. No third party beneficiary rights to consumers, users, purchasers and others are intended. No waiver or renunciation of any performance requirement or product liability of LICENSEE may be implied by such approval except when expressed clearly in writing.

5.15 Return Rates

During the New Product Introduction Process (basis of interest stage), LICENSEE shall provide GE with LICENSEE’s expected return rate for that Licensed Product. If, at any time, the return rate for a Licensed Product goes above LICENSEE’s expected return rate for that Licensed Product, or above a rate that GE deems acceptable, then GE shall have the right to take any and all actions necessary to protect the GE brand, including but not limited to, requiring LICENSEE to cease all shipments and/or sales of such Licensed Product. Further, LICENSEE shall set up a process to collect and analyze selected product returns, and shall provide defect sample analysis reports to GE (on behalf of LICENSEE and its suppliers) on a monthly basis.

5.16 Supplier Selection Criteria

LICENSEE shall adhere to the supplier selection criteria set forth in the GETL Q-1000 and GE Quality Manual. Such selection criteria includes, but is not limited to: (1) providing working parent models to GE for each Licensed Product prior to approval of a Basis of Interest request; and (2) meeting minimum manufacturing process criteria.

6. ANNUAL PLANS AND PERFORMANCE

6.1 Distribution Commitment

LICENSEE shall manufacture (or have manufactured) and continuously distribute, market, and sell Licensed Products in commercially reasonable quantities by a mutually agreed upon date, which shall in no event be later than one (1) year after receiving GE’s approval of the production sample of the Licensed Product, or as may otherwise be agreed upon. After commencing distribution and sale of Licensed Products in a country, LICENSEE shall continue thereafter to distribute, market and sell a commercially reasonable number of such Licensed Products. If, for any reason, LICENSEE fails to use commercially reasonable best efforts which result in Licensed Products being commercially available on the market within eighteen (18) months of the Commencement Date, GE shall have the right to terminate LICENSEE’s rights with respect to the portion of the Licensed Territory in which such failure occurs.

6.2 Product Plans

Prior to September 1, 2011 LICENSEE shall provide GE a plan of the proposed line of all Licensed Products LICENSEE plans to sell during Contract Year 1 and 2, and a list of all new Licensed Products under development or planned to be presented to GE for approval.

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Following the initial product plan development schedule noted above, by October 1st of each Contract Year, LICENSEE shall provide GE a plan of the proposed line of all Licensed Products LICENSEE plans to sell during the following Contract Year and a list of all new Licensed Products under development or planned to be presented to GE for approval.

6.3 Program Commitment

LICENSEE agrees to make the Licensed Products a primary branded offering in their respective product categories and commits that it will develop a full line of high-quality Licensed Products that will offer excellent quality and feature attractive designs and advanced technologies. LICENSEE shall consistently distinguish the Licensed Products from other similar products manufactured or Sold by LICENSEE or its Vendors through technology, design, marketing, marking, and packaging. LICENSEE shall use its best efforts to provide the appropriate customer support to ensure that each customer is 100% satisfied. LICENSEE will assign a Program Manager, who will have the primary responsibility for managing and overseeing the development of business under this Agreement with support from senior leadership within LICENSEE.

6.4 Positioning of Licensed Products

The Licensed Products shall be marketed in a manner that is consistent with GE’s equity and an overall better / best positioning in the marketplace, comparable to the positioning of primary competitors (e.g., Hunter and Harbor Breeze). LICENSEE agrees to develop, market, and sell a full-line offering of Licensed Products consistent with this overall market positioning and that the Licensed Products will be high quality and priced competitively with like products of primary competitors.

LICENSEE shall use its best commercial efforts to advertise, promote and sell Licensed Products. If Licensee exercises its right to sell its own or a third party’s trademarked products, LICENSEE must submit to GE, no later than three (3) months following LICENSEE’S introduction into the market of a non-Licensed product, a minimum net annual volume commitment of Licensed Products that is acceptable to GE in its discretion. This annual volume commitment must be at least $40,000,000, which will then become a material commitment under this Agreement. If, in the future, Attachment 1 is amended to add lighting fixtures as License Products, then the annual volume commitment must be at least $80,000,000, which will then become a material commitment under this Agreement.

6.5 Marketing Commitment

In each Contract Year, LICENSEE shall advertise and promote the Licensed Products in a manner consistent with industry practice, and the amount of its Promotional Commitment shall be consistent with industry practice and effective promotion of the Licensed Products. Concurrently with the submission of the final quarterly royalty report required during the Reporting Period for each Contract Year, LICENSEE shall submit a report, certified as accurate by its Chief Financial Officer, of its Promotional Commitment (detailing the amount of advertising and promotion conducted by LICENSEE and the amount of co-op advertising) for the preceding Contract Year.

6.6 Annual Marketing Plan

Prior to September 1, 2011 for Contract Years 1 and 2, and by October 1st of each Contract Year thereafter, LICENSEE shall submit to GE, for GE’s review, a detailed Marketing and Sales Plan (“Marketing Plan”) designed to achieve the Targeted Sales for the Contract Year. The Marketing Plan, the outline for which is attached as Attachment 5, shall also include a description of the LICENSEE’s organizational support for the Licensed Products.

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GE shall have the right to approve how the Mark is proposed to be used and depicted as described in the Marketing Plan. In the initial Marketing Plan, LICENSEE shall also include its plans for Contract Years 2 and 3. In each Marketing Plan after the initial Marketing Plan, LICENSEE shall compare the prior year’s results to the prior year’s Marketing Plan. LICENSEE shall take all commercially reasonable steps necessary to implement a Marketing Plan submitted to GE pursuant to this Section.

GE shall provide a written response to each Marketing Plan within thirty (30) business days of submission. If GE fails to do so, LICENSEE shall give Notice to GE, and GE agrees that, within ten (10) business days of GE’s receipt of such Notice, GE will deliver its response or it will make available one of its employees or representatives to discuss GE’s response. If GE provides notice that such submission is unsatisfactory, contemporaneously with providing notice of disapproval, GE shall state the reasons for its disapproval and provide guidance on how such Marketing Plan might be approved.

7. MARKETING MATERIALS AND REQUIREMENTS

7.1 Review and Approval by GE

Advertising, press communication, display, product insert, promotional copy, social media, instruction manuals, and other associated materials for the Licensed Products created by LICENSEE (or a third party on behalf of LICENSEE) applicable to print, websites or any other media shall be submitted to GE in time to allow GE thirty (30) business days from the date of receipt to review, comment upon, approve, or disapprove such submissions and to indicate any required changes to be made. LICENSEE shall also submit for review and approval by GE any other materials to be used by LICENSEE bearing the Mark (e.g., business cards, letterhead, public relations releases, trade show displays), and such thirty (30) business day review period shall also apply. If GE fails to respond within such period, LICENSEE shall give Notice to GE, and GE agrees that, within ten (10) business days of GE’s receipt of such Notice, GE will deliver its response or it will make available one of its employees or representatives to discuss GE’s response. If GE provides notice that such submission is unsatisfactory, contemporaneously with providing notice of disapproval, GE shall state the reasons for its disapproval and provide guidance on how such submission might be approved.

All materials shall be sent to GE in the manner provided in Sections 11.1 and 11.2 hereof or in another manner approved by GE (e.g., email). If GE requests changes to previously-approved materials (e.g., due to changes in GE’s Brand Identity Guidelines), LICENSEE shall promptly make such changes and shall be allowed to continue to distribute such materials then existing in inventory.

7.2 Mark Artwork

Upon request of LICENSEE, GE shall provide LICENSEE with reproduction artwork for the Mark, and GE may, in its sole discretion, make available to LICENSEE film, photostats, artwork, and full color reproductions of its Mark, artwork, designs, and other materials for LICENSEE’s use in accordance with this Agreement. If LICENSEE requests GE to supply new artwork, mechanicals, and film, LICENSEE may be required to reimburse GE for GE’s out-of-pocket expenses, including, without limitation, reasonable hourly charges for creative personnel, incurred by GE in the preparation for LICENSEE of such new artwork, mechanicals, and film. All charges due GE under this Section will be billed and paid on a “Net 30 Days” basis. Within thirty (30) days of termination or expiration of this Agreement, LICENSEE shall return all such reproduction artwork to GE. LICENSEE is not required to reimburse GE for brand identity materials that LICENSEE is required to follow.

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7.3 Changes to Mark

If GE requests changes (e.g., due to changes in GE’s Brand Identity Guidelines) to previously-approved materials bearing the Mark (e.g., packaging, instruction manuals, business cards, letterhead, advertising, display, product insert, promotional materials, and the like), LICENSEE shall promptly make such changes and shall be allowed to continue to distribute such materials then existing in inventory for a period up to twelve (12) months unless otherwise approved in writing by GE.

7.4 Compliance of Marketing Materials

LICENSEE agrees warrants and covenants that all advertising, display, product inserts, packaging, promotional copy, and other associated materials for the Licensed Products created by it for any jurisdiction regardless of the media type will comply with all GE requirements that are described or referenced in, or arise out of, this Agreement, applicable laws, guidelines, regulations, statutes, common law and rules of equity, including without limitation those regarding Intellectual Property, unfair competition, the U.S. Federal Communications Commission and the Federal Trade Commission and their state and international counterparts, if any.

7.5 Internet Sales

LICENSEE may display, advertise and/or sell the Licensed Products on or in connection with the World Wide Web (the “Internet”) provided that LICENSEE strictly adheres to the terms of this Agreement including, without limitation, the following conditions:

(a)	The Mark shall neither be used in LICENSEE’s website’s name nor as part (or whole) of the URL(s) relating to LICENSEE’s website or any other website controlled by LICENSEE, unless otherwise approved by GE in writing.

(b)	LICENSEE shall not link web pages featuring the Mark and/or the Licensed Products to any other GE-owned website(s), unless LICENSEE has obtained approval from GE for use of said link.

7.6 Mark Protections

LICENSEE shall not:

(a)	Alter the Mark in any manner, including, but not limited to proportions, colors, elements, etc.; or animate, morph or otherwise distort its perspective or two-dimensional appearance; or alter any proprietary indicators, such as “TM,” or ®, which appear with the Mark;

(b)	Use the Mark on any site that disparages GE, its products or services, infringes GE’s Intellectual Property rights, or violates any applicable state, federal or international law;

(c)	Co-brand the Licensed Products or use the Mark in any manner that implies sponsorship or endorsement of LICENSEE or its products by GE other than permitted by the license granted in Section 2 herein;

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(d)	Market or promote: (i) LICENSEE’s or any other company’s name, or (ii) any other brand and/or trademark (other than the Mark), in any advertising, display, packaging, product insert, promotional copy, manuals, and other associated materials for the Licensed Products, except as required and approved by GE (e.g., trade materials); or

(e)	Use the Mark as a feature or design element of any other logo or any other company’s name and/or trademarks.

8. REPORTS AND RECORDS

8.1 Monthly Sales Reports

By the twenty-fifth day of each month, during the Initial Term and any Renewal Term(s) of this Agreement and during any Grace Period, LICENSEE shall send to GE a single, electronic, full and accurate report (“Report”), certified by the Chief Financial Officer of LICENSEE or his designee, detailing, among other items, Net Sales of each of the Licensed Sold or otherwise disposed of by LICENSEE during the preceding month, including the breakdown of sales by country.

8.2 Quarterly Financial Reports

By the twenty-fifth day of each Reporting Period, during the Initial Term and any Renewal Term(s) of this Agreement and during any Grace Period, LICENSEE shall send to GE a single, electronic, full and accurate report (“Report”), certified by the Chief Financial Officer of LICENSEE or his designee, detailing, among other items, Net Sales of each of the Licensed Products Sold or otherwise disposed of by LICENSEE during the preceding Reporting Period, including the breakdown of sales by country. The Report shall constitute a completed Royalty Report Form attached hereto as Attachment 4 and updated versions thereof as may be provided by GE from time to time. Such Report shall be rendered at the times specified, whether LICENSEE has Sold or otherwise disposed of any Licensed Product during the preceding Reporting Period. At the time of sending each Report hereunder, LICENSEE shall calculate the royalty owed according to the format of Attachment 4, and remit to GE in full the royalty based on Net Sales or quantity of Licensed Products Sold and payable to date for the Contract Year in question, as provided in Section 3. All payments shall be made by wire transfer to GE as specified below or in the manner otherwise specified by GE in writing.

Wire Transfer Information

[*]

[*]

[*]

[*]

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8.3 Distribution Channel Reports

Upon GE’s request, LICENSEE shall provide a current list of the retail outlets and distributors by category to whom sales of Licensed Products were made in a preceding Reporting Period(s) covered by this Agreement. LICENSEE shall maintain a record of sales by invoice for each month during this Agreement. All reports provided for in this Agreement are to be sent to GE in accordance with Sections 11.1 and 11.2 hereof.

8.4 Late Payment Charge

Except for a single thirty (30) calendar day grace period per Contract Year or with respect to a portion of Royalties that is reasonably in dispute, a late payment charge of one and a half percent (1.5%) per month over the prime rate (as published in the Wall Street Journal the 15th day of the month when such funds were due) shall be payable to GE on the amount of all payments not made when due, from the payment due date until the date payment is received by GE. In no circumstances shall the late payment fee required hereunder exceed the highest charge allowed by applicable law. All payments shall be made by wire transfer to GE as specified above or in the manner otherwise specified by GE in writing.

8.5 Other Reports

LICENSEE shall provide such other reports as required under this Agreement pursuant to the terms set forth herein, including without limitation, call center reports on a quarterly basis as set forth in Section 5 herein.

9. VERIFICATION OF REPORTS AND RECORDS

9.1 Report and Record Retention

Throughout the Initial Term (and Renewal Term(s), if any) of this Agreement, and for at least five (5) years following the termination or expiration of this Agreement, LICENSEE shall maintain all Reports, the reports required in Section 5 herein, all books, instruction manuals, warranty language, legal correspondence, and product documentation (collectively, “Books and Records”) at a single point for review (where commercially practical) as are necessary to substantiate that:

(a)	all reports submitted to GE hereunder are true, complete, and accurate; and

(b)	all royalties and other payments due GE hereunder shall have been paid to GE in accordance with the provisions of this Agreement; and

(c)	no material payments have been made, directly or indirectly, by or on behalf of LICENSEE to or for the benefit of any GE employee or agent who may reasonably be expected to influence GE’s decision to enter into this Agreement or the amount to be paid by LICENSEE under this Agreement. (As used in this sub-section, “payment” shall include money, property, services, and all other forms of consideration).

9.2 GAAP Accounting

All Books and Records shall be maintained in accordance with GAAP or IAS, consistently applied as applicable, and with all applicable laws, statutes and regulations.

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9.3 Inspection Rights

During the Initial Term (and Renewal Term(s), if any) of this Agreement, and for at least five (5) years following the termination or expiration of this Agreement, GE, through its duly authorized representatives (including certified public accountants), shall have the right, upon one (1) week written notice, to inspect, audit, and copy any of LICENSEE’s Books and Records and any other records related to the Licensed Products, including but not limited to: records relating to production, inventory sales, invoices, general ledger and sub-ledgers, accounts receivable, accounts payable, production, shipping, inventory, purchase of production materials, management reports, warranties, and return sales, at all times during regular business hours for the purpose of determining the correctness of the Reports and royalty payments due under this Agreement.

9.4 Deficiencies Revealed by Audit

If the inspection or audit reveals a deficiency of royalty due or paid by LICENSEE to GE, LICENSEE shall, within ten (10) days of receipt of notice to cure the deficiency, make payment to GE of said deficiency, including the fee and interest terms as provided in Section 8 as permitted by applicable law. In addition, if the audit reveals a deficiency, of more than three percent (3%) of the royalty due, LICENSEE shall reimburse GE for the reasonable cost of the services of the representatives, accountants, and for any other costs incident thereto (including reasonable attorneys’ fees and costs of collection).

10. INDEMNIFICATION AND INSURANCE

10.1 LICENSEE’s General Indemnity

LICENSEE shall fully indemnify, defend, and hold harmless GE and General Electric Company, and their respective directors, officers, agents, representatives, employees, dealers, licensees, parents, subsidiaries, affiliates, licensing agents, and distributors (“GE Indemnified Parties”), from any and all claims, losses, damages, expenses, liabilities, judgments, penalties, and costs (including reasonable attorneys’ fees and costs) asserted against or incurred by the GE Indemnified Parties arising out of or in any way related to this Agreement, associated with the manufacture, packaging, shipment, distribution, use, sale, offering for sale, promotion, advertising, marketing, labeling, consumption, or disposition of Licensed Products, whether or not such Licensed Products conform to GE’s required standards of quality, and regardless of whether or not GE has specifically approved the manufacture, packaging, shipment, distribution, use, sale, offering for sale, promotion, marketing, or disposition of Licensed Products (“LICENSEE’s Indemnity”).

LICENSEE’s Indemnity shall cover any claims or suits asserted against the GE Indemnified Parties including, but not limited to, any alleged or actual: (A) breach of warranty or representation by LICENSEE contained in or made in connection with this Agreement or the Licensed Products; (B) act or omission pursuant to, or in breach of, this Agreement by LICENSEE, its Vendors and/or LICENSEE’s customers or users of LICENSEE’s products, and/or the agents and employees of any of the foregoing; (C) Intellectual Property infringement; (D) defect in the design or manufacture; (E) failure to warn; (F) failure to comply with applicable laws or regulations; (G) disposal or environmental fees pertaining to the Licensed Products that are assessed against the GE Indemnified Parties; (H) violation of any applicable child labor, environmental, disposal, or hazardous materials laws; (I) strict liability, breach of warranty, or negligence; (J) personal injury (including death); or (K) any other property damage.

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LICENSEE shall be responsible for protecting its rights under Agreement. As a result, LICENSEE agrees that it shall indemnify GE from any and all claims, losses, damages, expenses, liabilities, judgments, penalties, and costs (including reasonable attorneys’ fees and costs) incurred by the GE Indemnified Parties arising out of or in any way related to preventing the manufacture, packaging, shipment, distribution, use, sale, offering for sale, promotion, advertising, marketing, labeling, consumption, or disposition of unlicensed goods that fall within the scope of Licensed Products under this Agreement.

GE shall, to the extent it becomes aware of same, give LICENSEE reasonable notice of all claims or suits within sixty (60) days and grant LICENSEE the right to select counsel and settle and/or control such claim or suit at LICENSEE’s expense, provided GE must approve any settlement that affects GE’s goodwill or financial position, such approval not to be unreasonably withheld. Failure to give LICENSEE reasonable notice of all claims or suits within sixty (60) days shall not, in any way, nullify LICENSEE’s Indemnity obligations. Notwithstanding the foregoing, GE shall have the right to retain its own counsel and its own consultants (the expenses for which are covered by LICENSEE under this indemnification) to represent its own interests in all cases involving indemnification.

10.2 GE Indemnity

GE shall indemnify and hold harmless LICENSEE, its directors, officers, agents, representatives, employees, dealers, subsidiaries, affiliates, licensing agent, and distributors (“LICENSEE Indemnified Parties”) from any liability, loss, damage, or expense (including reasonable attorneys’ fees and costs) incurred by the LICENSEE Indemnified Parties, arising out of any claim or suit involving an allegation of trademark infringement involving use of the Mark in accordance with this Agreement. LICENSEE shall, to the extent it becomes aware of same, give GE notice of any claim or suit within thirty (30) days and grant GE the right to select counsel and settle and/or control such claim or suit at GE’s expense, provided that LICENSEE must approve any settlement that affects LICENSEE’s goodwill or financial position, such approval not to be unreasonably withheld.

10.3 Insurance

LICENSEE shall acquire and maintain at its sole cost and expense throughout the Initial Term and any Renewal Term(s) of this Agreement, and for a period of eight (8) years following the termination or expiration of this Agreement, Comprehensive General Liability Insurance, including broad form coverage for product liability, personal injury (including bodily injury and death), advertiser’s liability, and contractual liability, underwritten by an insurance company with a Best’s rating of at least A-/XII and licensed to do business in each country LICENSEE displays, sells, markets, advertises, promotes or distributes Licensed Products. This insurance coverage shall be primary (irrespective of the existence or coverage of any other policy maintained by any insured or third party) and non-contributory, contain a waiver of subrogation against additional insureds and provide protection (with umbrella or excess liability coverage) of not less than $15 million combined single limit for personal injury and property damage (on a per occurrence basis) and a deductible not to exceed $100,000. Insurance policies shall name “GE Trademark Licensing, Inc.” (and its designees from time to time), and its respective affiliates, officers, employees and agents, as additional insured parties, shall contain an endorsement which requires that notice be given to GE at least thirty (30) days prior to cancellation, termination, lapse, material modification, or expiration of the policy (language merely requiring the insurer to endeavor to provide notice is not sufficient), and shall provide adequate protection for LICENSEE, GE, and their respective affiliates, officers, employees, and agents against any and all claims, demands, causes of action or damages, including attorney’s fees, arising out of this Agreement, including but not limited to those arising from the manufacture, sale, distribution, use, or advertisement of the Licensed Products, regardless of when such claims are made or when underlying injuries occur or manifest themselves. Insurance policies shall not contain cross-claim, cross-suit, or other such exclusion clauses which would preclude additional insured parties from instituting causes of action against other insureds under the policy or which would otherwise limit coverage of additional insureds. LICENSEE will review the amounts and types of insurance coverages on an annual basis and will continue to provide adequate protection for LICENSEE, GE, and their respective affiliates, officers, employees and agents but in no event shall GE’s rights or coverages under this Section be decreased. In the event LICENSEE’s insurance is canceled and replacement insurance is not obtained prior to the effective date of such cancellation, GE shall have the right, but not the obligation, to procure such coverage and charge the expenses incurred to LICENSEE. In the event LICENSEE’s insurance is canceled and replacement insurance is not obtained prior to the effective date of such cancellation, GE shall have the right to terminate this LICENSE upon notice and without the right to cure. Upon request and at any time, LICENSEE shall promptly furnish a copy of the insurance policy to GE. LICENSEE expressly authorizes GE or its designee(s) to deal directly with LICENSEE’s insurance broker or agent to address or resolve any issue(s) regarding LICENSEE’s insurance coverage or to obtain a copy of the certificate as required by this Agreement. In this regard, LICENSEE shall advise GE in writing, upon LICENSEE’s signing of the Agreement and at anytime in the future if there is a change, of its insurance broker or agent (e.g., company name, address, telephone and fax numbers, and primary contact person)

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By the earlier of (i) ninety (90) days after the Commencement Date, and (ii) the day prior to LICENSEE’s first distribution and sale of any Licensed Products, LICENSEE will provide to LICENSOR a certificate(s) issued by LICENSEE’s insurance company evidencing the insurance required above shall be provided to GE for GE’s prior written approval. Such certificates shall set forth, minimally, the amount of insurance, the additional insured endorsement, the policy number, the date of expiration, and an endorsement that GE shall receive thirty (30) days written notice prior to cancellation, termination, lapse, material modification, or expiration of the coverage. Any proposed change in any certificate of insurance shall be submitted to GE for GE’s prior written approval. Copies of then-prevailing certificates of insurance shall be promptly furnished to GE upon any request, at any time, by any additional insured and also upon renewal of insurance. No such party shall have any responsibility or liability for any deductible, premium or over-limit liability.

LICENSEE’s purchase of insurance or furnishing of the insurance certificate shall not relieve LICENSEE of any of its other obligations or liabilities under this Agreement.

11. NOTICES

11.1 Manner of Giving Notice

Except as otherwise provided herein, all notices, requests, submissions, or other transmittals, including, but not limited to, those items set forth in Sections 5, 6, 7, 8, 10, 14.4, and 20 provided pursuant to this Agreement (collectively referred to as “Notices”) shall be in writing (English language) and sent:

(a)	by overnight courier service (DHL, Federal Express or UPS) with delivery receipt, and shall be effective on the date which such Notice is sent;

(b)	by registered or certified mail, return receipt requested, and shall be effective on the date which such Notice is deposited, properly addressed in a U.S. or other national post office, with postage prepaid; or

(c)	by e-mail – which shall be effective on the date when such Notice is sent and confirmed as received with no-bounce back and a follow-up telephone call.

11.2 Address

Except as otherwise provided herein, all such Notices to GE and to LICENSEE shall be sent to the address given on the first page hereof, unless amended as provided hereafter. All notices of breach of this Agreement by LICENSEE or requests for assurance of due performance or for information under Section 20.4 shall be addressed to the Chief Executive Officer (CEO). Either party may change its address for payment, notice, or otherwise by notifying the other in writing.

11.3 Actual Notice

LICENSEE and GE agree that service of any Notice is also effective if and when an officer of the party to receive notice actually receives a copy of the written or emailed notice.

12. THIRD PARTY INFRINGEMENTS

12.1 Infringements of the Mark

LICENSEE shall promptly notify GE in writing of all third party infringements of, or unlicensed use of, marks or designs confusingly similar to the Mark of which it becomes aware. GE shall have the sole and exclusive right to determine whether or not action shall be taken due to or against such infringements or to otherwise terminate such infringements. LICENSEE shall have no right to make demands or claims, institute suit, give notices, effect settlements, or take action on account of such infringements. All sums recovered from such others as a result of such lawsuit, notice, or other action shall be retained solely and exclusively by GE.

12.2 LICENSEE’s Duty Not to Infringe

LICENSEE shall not knowingly infringe third party Intellectual Property rights by the sale of Licensed Products and shall promptly notify GE of all claims by third parties to LICENSEE involving infringement of such Intellectual Property rights of which it becomes aware.

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13. PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION

13.1 Acknowledgment of GE’s Full Rights in Its Mark

LICENSEE acknowledges GE’s exclusive right, title, and interest in and to the Mark, and LICENSEE will not act, either directly or indirectly, to contest the validity of, injure, or discredit the Mark. Except as agreed by GE, LICENSEE shall not register, seek to register, use, or display the Mark in such a way as to create the impression that the Mark belongs to LICENSEE.

13.2 Use of Mark for Benefit of GE

LICENSEE agrees that any and all uses by LICENSEE of the Mark shall inure to the benefit of GE.

13.3 No Claims to Similar Marks

LICENSEE shall not make unlicensed use of, or apply for registration, of a trademark or a service mark confusingly similar to the Mark.

13.4 Assistance in Protecting the Mark

LICENSEE agrees to assist GE in procuring registration of licenses required by local law and other actions for the protection of the Mark and protecting GE’s rights therein. Toward that end, LICENSEE agrees to cooperate with GE in the requested filings and the prosecution of trademark, service mark, and copyright applications GE may desire to file and in the conduct of litigation relating to the Mark. LICENSEE shall supply to GE such samples, containers, labels, sales information, and similar material and, upon GE’s request, shall procure evidence, give testimony, and cooperate with GE as may reasonably be required in connection with such application or litigation.

13.5 Foreign Registration of the Mark

At LICENSEE’s request, GE agrees to use commercially reasonable efforts, in its best judgment, to obtain trademark registrations for the Mark in countries in which GE determines, in its reasonable discretion, a commercially viable market for Licensed Products exists or can be developed.

13.6 Sample Invoices

LICENSEE shall, upon GE’s request, provide GE a duplicate original of each of the first three (3) invoices for shipments for sale of each category the Licensed Products in intrastate, interstate, or international commerce.

13.7 Nonuse of Mark to Identify Licensee

LICENSEE shall not use the Mark or translations thereof, or marks confusingly similar thereto, as part of its corporate name or trade name.

13.8 Application of Mark and Noting of License

LICENSEE shall mark each Licensed Product in the same manner as the approved pre-production or production samples or in such manner reasonably specified by GE in writing. LICENSEE shall display the Mark on all Licensed Products Sold in each country. All marketing, advertising, promotional and packaging materials produced shall bear the marking: “GE is a trademark of The General Electric Company. Manufactured under trademark license” or such other reasonable marking as GE shall direct from time to time. In addition, all Licensed Products shall be marked as required by local law, or within a reasonable time if otherwise required by GE.

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13.9 Customer Support Information

LICENSEE shall place its own name or identifying mark, toll-free customer support telephone number and website information (e.g. website address) on the Licensed Products or on its packaging and instruction manuals in a manner reasonably approved by GE in writing so that the source of the Licensed Products can be readily identified. LICENSEE shall pay all costs and expenses related to customer support and call centers. Further, LICENSEE acknowledges and agrees that only authorized GE and LICENSEE personnel may contact customers.

13.10 Preserving Integrity of Mark

Unless authorized by GE in writing or in this Agreement, LICENSEE shall not:

(a)	use, or permit the use of, trademarks or identification other than the Mark upon Licensed Products, packaging, labeling, and promotional, and advertising materials, except as required by Section 13.9 or as approved in accordance with Sections 5 and 7;

(b)	include or permit the inclusion of its or another’s name or that of other persons or entities in close proximity with the name GE (e.g., “GE by LICENSEE”) or the Mark in advertising, display, product inserts, packaging, promotional copy, and other associated materials or on the Licensed Products;

(c)	display, sell, market, distribute, or advertise non-Licensed Products in a manner that suggests an association with the Licensed Products; or

(d)	knowingly infringe third party Intellectual Property rights by the sale of Licensed Products and shall promptly notify GE of all claims by third parties to LICENSEE involving infringement of such Intellectual Property rights of which it becomes aware. To this end, LICENSEE agrees to perform adequate Intellectual Property clearance for each Licensed Product as directed by GE.

13.11 Equitable Relief

LICENSEE agrees that the Mark possesses special, unique, and extraordinary characteristics, which make difficult the assessment of the monetary damage that GE would sustain by unauthorized use of the Mark and that GE may suffer irreparable injury by such unauthorized use of the Mark. LICENSEE agrees that injunctive and other equitable relief may be appropriate in the event of a breach of this Agreement by LICENSEE, provided, however, that such relief shall not exclude other legal remedies otherwise available. The Parties agree that in any such action, GE shall not be required to post a bond within the US or Canada only.

13.12 Confidential Information

For the Initial Term (and Renewal Term(s), if any) of this Agreement and five (5) years thereafter, each party agrees to take reasonably necessary steps to protect the other party’s Confidential Information, as defined below, with at least the same degree of care that the receiving party uses to protect its own confidential and proprietary information of like kind, but in no event less than reasonable care. The receiving party shall be responsible for any breach of this Section 13.12 by it, its agents, representatives, or affiliates. At termination or expiration of this Agreement, the receiving party shall either return any Confidential Information to the disclosing party or destroy any Confidential Information and certify to the disclosing party the destruction of such Confidential Information, except to the extent that such Confidential Information is required by the receiving party in connection with any provision of this Agreement extending beyond termination or expiration. The termination or expiration of this Agreement shall not end a party’s obligations regarding Confidential Information which constitutes “trade secrets” under applicable law, which shall remain in place for so long as such information remains a “trade secret.” If a party receives legal advice or a court order that disclosure of any Confidential Information is required by law, then it may make such disclosure after first providing the other party with reasonable notice so that the disclosing Party may have an opportunity to seek protective relief from such disclosure.

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13.13 Definition of Confidential Information

“Confidential Information” means all technical and business information that is: (a) disclosed in printed or electronic form and marked as “proprietary” or “confidential” or other substantially similar language; or (b) orally or visually disclosed and promptly reduced to writing, delivered to the receiving party, and marked as “proprietary” or “confidential” or other substantially similar language. Confidential Information shall not include any information, whether oral or written that: (i) was already in the possession of the receiving party prior to the receipt of the information from the disclosing party without restriction on its use or disclosure; (ii) is or becomes available to the general public through no act or fault of the receiving party; (iii) is rightfully disclosed to the receiving party by a third party without restriction on its use or disclosure; or (iv) is independently developed by employees and/or consultants of the receiving party who have not had access to the disclosing party’s Confidential Information; or (v) is disclosed to the receiving party after receipt of a written notice to the appropriate address stated above that the receiving party does not desire any further Confidential Information.

14. REPRESENTATION AND WARRANTIES AND OWNERSHIP OF INTELLECTUAL PROPERTY

14.1 Merchantability and Fitness

LICENSEE represents, warrants and covenants that the Licensed Products shall be merchantable and fit for the purpose for which they are intended as provided in the express warranty provided with Licensed Products. LICENSEE may disclaim the foregoing representations to its user or its purchaser to the extent permitted by law, but not to GE.

14.2 Compliance with Laws

LICENSEE represents, warrants and covenants that the Licensed Products manufacturing, packaging, marketing, sales, display and distribution shall meet or exceed all applicable national, federal, state, and local laws, rules, regulations, and ordinances, and any additional requirements imposed by GE that are described or referenced in, or arise out of, this Agreement, pertaining to such products or activities including, but not limited to, those relating to product safety, quality, labeling, price fixing, environmental and, subject to Section 13.10(c), Intellectual Property. LICENSEE agrees that it will not manufacture, package, market, display, sell, or distribute any Licensed Products or cause any Licensed Products to be manufactured, packaged, marketed, displayed, Sold, or distributed in violation of any such applicable national, federal, state, and local laws, rules, regulations, ordinances, and including without limitation, disposal, environmental and hazardous waste laws, and any additional requirements imposed by GE that are described or referenced in, or arise out of, this Agreement.

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14.3 No Child Labor

LICENSEE represents, warrants, and covenants that it shall not encourage or knowingly use child, indentured, prison or any other form of involuntary labor, and to the best of its knowledge, that it shall not engage any Vendor (or Sub-Tier Vendor) that engages in such activities. The term “child” or “children” refers to a person younger than sixteen (16) regardless of the applicable local legal minimum age for employment. LICENSEE, Vendors, Sub-Tier Vendors, and prospective Vendors (and Sub-Tier Vendors) shall be required to respond promptly and fully to all GE inquiries as to use of such labor. The identification of the use of child, involuntary, indentured or prison labor will result in LICENSEE immediately working with Vendor (or Sub-Tier Vendor) to achieve compliance or termination of dealings between LICENSEE and said Vendor (or Sub-Tier Vendor) if compliance is not promptly achieved. LICENSEE shall use reasonable commercial efforts to pass through these requirements in Section 14.3 to all Sub-Tier Vendors. In the event that a Sub-Tier Vendor is determined to be non-compliant, LICENSEE shall immediately work either directly or with the Vendor to achieve compliance with said Sub-Tier Vendor. If compliance is not promptly achieved, LICENSEE shall terminate direct dealings and/or demand termination of Vendor dealings with said Sub-Tier Vendor.

14.4 Fair Employment

It shall be LICENSEE’s sole responsibility to ensure that persons involved in LICENSEE’s business activities relating to the manufacture, production, marketing, sale, display and distribution of Licensed Products are not working in violation of applicable law, and are provided a fair employment opportunity, protection of their basic human rights, and a clean working environment as free as practicable from health and safety hazards. LICENSEE represents and warrants that it will conduct its business activities in accordance with these policies and will put similar language in its agreements with its Vendors, Sub-Tier Vendors, distributors, and agents on a commercially reasonable basis going forward. It is understood that GE assumes no liability for acts that may be inconsistent with the above-stated policies of Section 14.3. GE reserves the right, in its sole discretion, to make inquiries and to make inspections upon ten (10) business days notice. GE is not an employer of LICENSEE or LICENSEE’s Vendors, Sub-Tier Vendors, distributors, or agents. LICENSEE shall report to GE any circumstances, claims, or allegations that are inconsistent with the above-stated policies of Section 14.3.

14.5 Vendor and Sub-Tier Vendor Compliance Assurances

Subject to terms in Section 5, LICENSEE or its designee will from time to time assess and ensure through on site inspections and audits (using LICENSEE’s procedures and methods agreed to by GE and LICENSEE) that its and all Vendors’ manufacturing facilities producing Licensed Products and all Sub-Tier Vendors’ manufacturing facilities producing components for Licensed Products comply with applicable local and other legal requirements relating to labor, environment, health and safety (“EHS”). Said audits and inspection will cover, at a minimum, the manufacturing site’s business processes, labor practices, wage and work hour compliance, worker living conditions (where worker housing is provided), EHS systems, EHS performance, and working conditions. Formal records of these audits will be maintained by LICENSEE. In addition to such audits, LICENSEE will procure and maintain on file its legally required certifications and those from its Vendors (and Sub-Tier Vendors) (for all their manufacturing sites) attesting to their compliance to applicable local and other legal requirements. LICENSEE agrees that no Vendor or Sub-Tier Vendor shall produce any Licensed Products or any components used in Licensed Products in any facility in Myanmar (Burma) or in any other country that is subject to sanctions by the United States Government (or any agency, department, body, commission, or other entity or subdivision of such Government). With respect to any country that was subject to sanctions on or after the Commencement Date and subsequently has all such sanctions removed, GE shall determine, in its sole discretion, whether Licensed Products may be produced in such country.

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14.6 Access to LICENSEE, Vendors, and Sub-Tier Vendors

During the Initial Term (and Renewal Term(s), if any) of the Agreement and for three (3) years thereafter, LICENSEE shall provide, and shall obtain from Vendors and Sub-Tier Vendors on a commercially reasonable basis at GE’s request, full and complete access during normal business hours to the manufacturing sites, offices, books and records for purposes of auditing any performance (including without limit employee screening and environmental compliance) required under this Agreement. In addition to providing access to LICENSEE’s, Vendors’, and Sub-Tier Vendors’ facilities and records, LICENSEE shall ensure that GE will receive contemporaneous copies of any and all documents GE requests relating to LICENSEE’s, Vendors’, and Sub-Tier Vendors’ compliance with EHS, quality, ethics, or other reviews permitted to be conducted by or for GE under this Agreement that relate in any way to the Licensed Products or components thereof being produced by such party.

14.7 Ethics Compliance

In carrying out this Agreement, LICENSEE, and to the best of LICENSEE’s knowledge its Vendors (and Sub-Tier Vendors) and their employees shall comply with: (a) all applicable laws of any country, state, province or locality in which it operates, including, without limitation, laws and regulations regarding anti-money laundering, price fixing, illegal payments, gifts and gratuities, customs and taxes; (b) the Foreign Corrupt Practices Act of the United States; and (c) the requirements and principles of General Electric Company’s Policies (“Polices”) as set forth in the document titled “Integrity: The Spirit & Letter of Our Commitment,” website reference http://www.ge.com/files_citizenship/pdf/TheSpirit&TheLetter.pdf relating to business practices generally (including anti-bribery), standards of conduct for transactions with governments, and GE’s policy restrictions with regard to international trade controls, receipt of copies of such are hereby acknowledged. Such compliance includes (but is not limited to) the obligation not to pay, offer or promise to pay, or authorize the payment directly or indirectly of any money or anything of value to any person (whether a government official, private individual, or corporation) for the purpose of illegally or improperly inducing or rewarding any favorable action by a governmental official or a political party or official thereof or private individual or corporation to make a buying decision or illegally or improperly to assist LICENSEE in obtaining or retaining business, or to take any other action favorable to LICENSEE.

14.8 Enforceability and Related Warranties

LICENSEE further represents and warrants to GE that:

(a)	LICENSEE and each of its affiliates to which the license in the Agreement is extended are duly organized, validly existing and in good standing under the laws of the applicable state of incorporation and are duly qualified to transact business as a foreign corporation in each state, country or other jurisdiction in which its activities in the performance of this Agreement make such qualification necessary, except where the failure to be so qualified could not be cured or substantial steps to achieve a cure could not be made within ninety (90) days notice to LICENSEE of such necessity.

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(b)	LICENSEE and each of its affiliates is not now, nor ever has been, under investigation by the U.S. Department of Justice, or any other governmental agency, nor has LICENSEE or any of its affiliates been subject to civil or criminal penalties.

(c)	LICENSEE’s execution, delivery and performance of this Agreement has been duly authorized, this Agreement has been duly executed by LICENSEE and this Agreement constitutes a legal, valid and binding obligation of LICENSEE, enforceable in accordance with its terms.

(d)	The execution, delivery and performance of this Agreement by LICENSEE does not and will not: (i) violate or conflict with the articles of organization or limited liability company agreement of LICENSEE; (ii) violate or conflict with or result in the breach of any of the terms, conditions or provisions of any agreement, contract or instrument to which LICENSEE is a party or by which LICENSEE is or may be bound, or give rise to a right of termination or accelerate the performance of any obligations thereunder, or constitute a default which has not been waived thereunder, or result in the creation or imposition of any lien, claim, charge, encumbrance or restriction of any nature whatsoever upon or against LICENSEE or any of the assets, contracts or business of LICENSEE; or (iii) violate any order, writ, injunction, decree, law, rule or regulation applicable to LICENSEE. Nothing in this Section is intended to prohibit any party from making mandatory business filings.

14.9 Nonassignment

Except as provided in Section 2.5, LICENSEE shall not assign, extend, sublicense, convey, pledge, encumber, or otherwise dispose of this Agreement or rights or interest hereunder without the prior written consent of GE. This Agreement may be assigned by GE upon Notice to LICENSEE. GE acknowledges and agrees, however, that any such assignment by GE shall not affect LICENSEE’s rights under this Agreement and they shall remain in full force and effect.

14.10 GE Trademark Warranty

To GE’s knowledge, LICENSEE’s use of the Mark in accordance with this Agreement will not infringe the trademark and/or service mark rights of third parties. GE agrees to deliver to LICENSEE instruments or documents LICENSEE may reasonably request to confirm or establish LICENSEE’s rights under this Agreement.

14.11 Mark Not To Be Cheapened

LICENSEE shall not use the Licensed Products for mass giveaways or for similar methods of merchandising without the prior written consent of GE.

14.12 Rights to Patents and Other Rights

Any patents or protectable functional or utilitarian articles of manufacture, designs, ideas, concepts, and technology that LICENSEE owns or develops in connection with the Licensed Products shall be retained by LICENSEE after the expiration or termination of this Agreement. Any other intellectual property, including, but not limited to any artwork or other materials (and the ideas embodied therein) conceived under or resulting from this Agreement which LICENSEE develops or creates (or had developed or created by any third party) for Licensed Products after the Commencement Date of this Agreement, including but not limited to copyrighted or copyrightable materials, non-functional or ornamental product designs (e.g., body shells), industrial designs, packaging designs, graphical user interfaces, trade dress, ideas, concepts and the like, and trademarks, trade names, service marks and service names or the like, whether developed by LICENSEE or on behalf of LICENSEE (all collectively referred to as the “Work Product”), are or shall become the exclusive property of GE. GE shall be free to use such Work Product in any manner it chooses, without payment of further consideration. LICENSEE agrees to assign, transfer and set over to GE all rights, title and interest in such Work Product whether now known or hereafter devised. Specifically, but not to limit the above, LICENSEE assigns to GE, its successors and assigns, worldwide exclusive ownership of, and right, title and interest in all rights to such Work Product, recognizes such Work Product as “work-for-hire” under U.S. copyright laws, and will take all steps necessary to protect such copyrights on behalf of GE. LICENSEE agrees to obtain the proper and necessary written releases or other agreements from its employees and/or independent contractors and Vendors (and Sub-Tier Vendors) who develop such Work Product and provide GE with a copy of such release or other agreements.

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If LICENSEE desires to develop any different design for any mark, symbol, logo, character or other element included within the Mark, it shall first obtain GE’s written approval. Any such design shall be added as a Mark, provided GE shall own all the rights in such new design, and LICENSEE shall execute such documents as may be required to assign such rights to GE. All uses thereof and rights thereto shall inure to the exclusive benefit of GE. GE may register and protect the same in its own name, as it deems necessary or appropriate.

15. DISCLAIMERS

15.1 GE Non-Responsibilities

Nothing in this Agreement shall be construed as:

(a)	a warranty or representation by GE that anything made, used, displayed, Sold, or otherwise disposed of by LICENSEE under license granted in this Agreement is or will be free from the rightful claim of third parties by way of infringement or the like, except as specifically provided herein;

(b)	a requirement that GE shall file or prosecute trademark applications, secure copyrights, or maintain trademarks, service marks, or copyright registrations in force or notify LICENSEE of actions or failures to act with respect to applications or renewals; except as specifically provided herein in Section 13.5;

(c)	an obligation that GE bring or prosecute actions or suits against third parties for infringement or the like; or

(d)	granting by implication, estoppel, or otherwise, licenses or rights under Intellectual Property rights of GE other than to the Mark.

15.2 GE Disclaimer

Except as specifically provided herein, GE makes no representations, extends no warranties, either express or implied, and assumes no responsibilities whatsoever with respect to use, sale, or other disposition by LICENSEE or its customers or other transferees of Licensed Products.

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15.3 Limitation on Liability

Except for liability for indemnification expressed herein, and liability for willful actions, neither party’s total liability whether based on claims founded in contract, warranty, tort (including without limitation negligence), strict liability or otherwise shall exceed the amount of cumulative royalties paid or payable under this Agreement. In no event, whether in contract, warranty, tort (including without limitation negligence), strict liability or otherwise, shall either party be liable for special, incidental, exemplary, punitive or consequential damages, including without limitation, loss of profit or revenue, loss of use of equipment or other property, cost of capital, cost of substitute goods, facilities, or services, downtime costs, or claims of customers for damage or loss of property.

15.4 Limitation on Other Intellectual Property Rights Licensed

LICENSEE acknowledges that this Agreement only pertains to the Mark and does not include a license or any other rights to any other Intellectual Property including without limitation patents or copyrights.

16. CANCELLATION

The Parties understand that GE, its subsidiaries, affiliates, and authorized dealers of the foregoing use the Mark that is the subject of this Agreement to advance and promote GE equipment and other product sales, and that GE has a paramount obligation to preserve its ability to so use such Mark. Should GE’s trademark counsel render a legal opinion that concludes that use of the Mark becomes threatened as a result of a claim by a third party, or a rule, regulation, or policy of governmental administrative agencies, then GE’s and LICENSEE’s respective trademark counsel shall negotiate in good faith an amendment to this Agreement that modifies this Agreement only to the extent reasonably necessary to address the legal issue arising out of such third party claim or rule, regulation, or policy of a governmental administrative agency. Such good faith amendment shall not create any new legal, moral, or financial obligation to LICENSEE or third parties. In the event that, as a result of such amendment, LICENSEE has Licensed Products that it cannot sell, LICENSEE shall be permitted to remove the Mark and all other GE-identifying information (subject to applicable law) and dispose of such inventory in a commercially reasonable manner. In the event the parties cannot agree on a good faith amendment, the parties agree to seek a decision from an arbitrator in accordance with Section 21.

17. FORCE MAJEURE

The Parties shall not be liable for failure of performance hereunder if occasioned by war, declared or undeclared; fire; flood; interruption of transportation; embargo; accident; explosion; inability to procure or shortage of supply and materials, equipment, or production facilities; prohibition of transportation of the Licensed Products; governmental order, regulations, restrictions, priorities or rationing; or by strike, lockout, or other labor troubles interfering with the production or transportation of such goods or with the supplies of raw materials entering into their production; or other cause beyond the control of the Parties. Suspension of performance by reason of this Section shall be limited to the period and the portion of the Licensed Territory during which and in which such cause of failure exists, but such suspension shall not affect the running of the Initial Term (or Renewal Term(s), if any) of this Agreement. If a material force majeure event continues for longer than one (1) year that materially adversely affects LICENSEE’s ability to manufacture and sell the Licensed Products, either party shall be permitted to terminate the Agreement to the extent required by the nature of the event (e.g., a material force majeure event in one portion of the Licensed Territory permits a party to terminate the Agreement for that affected area, but not for the entire Licensed Territory).

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18. NO WAIVER

A failure by GE to enforce any of the provisions of this Agreement or rights or remedies with respect thereto, or to exercise election therein provided, shall not constitute a waiver of such provision, right, remedy, or election or affect the validity thereof or of this Agreement. The exercise by GE of its rights, remedies, or elections under the terms of this Agreement shall not preclude or prejudice GE’s rights to exercise at another time the same or other right, remedy, or election it may have under this Agreement. The rights of termination provided in this Agreement are in addition to other rights, remedies, or elections GE may have with respect to this Agreement, including the right to sue for breach without terminating.

19. MISCELLANEOUS

19.1 No Agency

Nothing in this Agreement or anything done by either party in the discharge of its obligations hereunder shall be deemed to constitute either party the agent of the other or give rise to any fiduciary duties. Nothing contained herein shall be deemed to preclude or impair rights that GE may have as a creditor in a bankruptcy proceeding.

19.2 Complete Agreement

This writing constitutes the final and entire agreement between the Parties hereto relating to the subject matter of this Agreement, and no term or provision of this Agreement shall be varied or modified by prior or subsequent statements, conduct, or acts of either of the Parties. All Attachments referenced herein are incorporated as part of this Agreement.

19.3 Modifications

Amendments to this Agreement must be in writing, specifically refer to this Agreement, and be executed by both Parties in the same manner as this instrument, except that GE may unilaterally amend this Agreement relating to the representation of the Mark provided it acts reasonably. This Agreement and the provisions contained herein apply with respect to Licensed Products and supersedes previous agreements regarding the Licensed Products. Furthermore, the Parties acknowledge they have entered into this Agreement knowingly and with advice of counsel, and they did not rely on representations of the other party which, if made, are superseded by this Agreement.

19.4 Captions

The captions for each Section have been inserted for the sake of convenience and shall not be deemed to be binding upon the Parties for the purpose of interpretation of this Agreement. Any approvals or reviews under this Agreement shall be made for the convenience of the approval/reviewing party and shall not shift any obligations under this Agreement.

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19.5 Governing Law

The terms and provisions of this Agreement shall be interpreted in accordance with and governed by the laws of the State of New York, USA, excluding the conflict of laws portion thereof. LICENSEE consents to jurisdiction for disputes hereunder between the Parties to be in New York City, New York, U.S.A. Each Party knowingly, voluntarily and with advice of counsel irrevocably waives its right to a jury trial in any proceeding involving this agreement, the licEnsed products or the relationships between the parties.

19.6 Attorneys Fees

In the event of any litigation arising out of this Agreement, the losing party shall reimburse the prevailing party for all reasonable expenses, legal fees, and costs incurred by it to enforce or defend its rights and duties provided in this Agreement or to obtain recovery or other remedy for its breach.

19.7 Confidentiality of Agreement

The Agreement, the provisions of this Agreement and communications regarding the Agreement shall constitute Confidential Information. Unless otherwise required by law, this Agreement shall not be disseminated or distributed outside the management, accounting, and/or legal counsel of either party or any affiliates without the prior written consent of the other party, which consent shall not to be unreasonably withheld.

19.8 No Partnership

Nothing contained in this Agreement is intended or shall it be construed to constitute or create a partnership, joint venture, franchise relationship, or formal business, or to constitute an employee/employer or principal/agent relationship; it being intended that the relationship of GE and LICENSEE shall at all times be that of licensor and licensee respectively. LICENSEE acknowledges and agrees that persons hired or engaged by LICENSEE in the manufacture, distribution, or sale of Licensed Products are in no way to be considered employees, agents, servants, or independent contractors of GE.

19.9 Counterparts

This Agreement may be executed in counterparts and via facsimile with confirmation of transmittal. Each executed counterpart shall be deemed to be an original and the counterparts together shall constitute one and the same instrument. This Agreement shall not become effective or be binding on Licensor until signed by an Officer or authorized Manager of Licensor.

20. TERMINATION AND EXPIRATION

20.1 Termination by GE for Breach

In addition to the provisions in Section 4 pertaining to expiration of the Term, either party shall have the right, without prejudice to other rights it may have, to terminate this Agreement upon a Material Breach that remains uncured for forty-five (45) calendar days after Notice by the terminating party. A Material Breach by LICENSEE may include, but is not limited to, the following:

(a)	failure to follow license limitations in Section 2 or payment requirements in Section 3;

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(b)	failure to produce Licensed Products as agreed in Section 5, to meet performance, advertising, and marketing approval commitments in Sections 6 and 7, to meet the reporting and auditing commitments in Sections 8, 9, and 14, to provide indemnity and insurance as provided in Section 10, to meet the intellectual property-related commitments in Sections 7, 12, 13, and 14, or to meet the social responsibility and ethics commitments in Section 14; and

(c)	an assignment that does not comply with limitations in Section 14 or an assignment for the benefit of creditors or a voluntary or involuntary bankruptcy event not promptly dismissed.

20.2 Immediate Termination for Breach

Notwithstanding the above or anything to the contrary in this Agreement, with respect to breach of Section 14.3 (child labor laws), Section 14.7 (ethics compliance), Section 14.8 (warranties), Section 2.5 (assignment) and Section 20.1(c) (bankruptcy), there shall be no Cure Period, and GE shall have the right to immediately terminate this Agreement in its entirety or with respect to certain Licensed Products. GE may also terminate in whole or in part after three notices of termination for Material Breach during the Initial Term (or Renewal Term(s), if any) even if those Material Breaches have been remedied.

20.2.1 Termination for Sales Plan Performance

By October 1st of each Contract Year, LICENSEE shall provide to GE, by product category, a sales plan which is subject to GE’s approval. In the event that GE does not approve the sales plan, the parties will meet (by telephone or in person) to discuss LICENSEE’s basis for the plan, after which GE may reconsider its decision to approve the plan or a modified plan. If LICENSEE’s actual sales volume for a category is fifteen percent (15%) or more below the plan for two consecutive years, GE shall have the right exercisable at its discretion to terminate this Agreement upon the giving of one year’s prior written notice. In the event of termination of this Agreement pursuant to this provision, LICENSEE shall have the right to continue to receive Licensed Products into its inventory during such year.

20.3 Obligations Due on Termination

Upon termination (except for termination under Section 16 and Section 17) of this Agreement, all money owed pursuant to Section 3.3. for Royalties for the remainder of the Initial Term or Renewal Term(s), if any, of the Agreement (i.e., $1 million for each Payment Due Date through the remainder of the Initial Term or Renewal Term), shall become due and payable within thirty (30) days from the date the LICENSEE has received Notice of Termination. Upon termination or expiration of this Agreement, LICENSEE shall immediately discontinue the manufacture, sale, or distribution of all Licensed Products and the use of the Mark except as permitted in Section 20.11.

20.4 Partial Terminations

In the event GE has the right to terminate this Agreement as a result of a Material Breach by LICENSEE under Sections 20.1 or 20.2, or LICENSEE’s failure to provide adequate assurance under Section 20.5, then GE, at its sole discretion, may elect to terminate this Agreement only to the extent required by the nature of the breach. For example, in the event of a breach by LICENSEE involving a single Licensed Mark with respect to a single Licensed Product, GE may elect to terminate LICENSEE’s rights and licenses only with respect to the use of such single Licensed Mark on or in connection with such single Licensed Product. Also, in the event there is a breach by LICENSEE involving a single country, GE may elect to terminate LICENSEE’s rights and licenses only with respect to such single country.

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20.5 Adequate Assurances

If concerns arise with respect to LICENSEE’s ability to perform or with respect to LICENSEE’s actual performance of this Agreement, GE shall, in writing, request adequate assurance of due performance. If GE does not receive such assurance within forty-five (45) days after the date of its written request, the failure by LICENSEE to furnish such adequate assurance will constitute an incurable Material Breach of this Agreement, and GE may elect to terminate this Agreement, effective immediately. For the avoidance of doubt, this Section 20.5 does not limit a party’s right to terminate this Agreement pursuant to Section 20.1.

20.6 Change of Control of Licensee

If a third party, either alone or pursuant to an arrangement or understanding with one or more persons, directly or indirectly acquires more than fifty percent (50%) Control of LICENSEE, LICENSEE shall immediately give notice to GE, and GE shall have the right, without prejudice to other rights which GE may have, to terminate or amend this Agreement. “Control,” as used herein, means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of LICENSEE, whether through the ownership of voting securities, by contract, or otherwise.

20.7 Amendments to Deal with Extraordinary Claims

GE shall have the right to amend the license granted in this Agreement without liability to the extent necessary to settle a claim or lawsuit by a third party against GE or LICENSEE for infringement of any trademark, service mark or trade dress rights provided that GE obtains, at its expense, a written opinion from outside counsel that the claimant has a reasonable likelihood of success on the merits; or comply with a final lawsuit judgment in favor of such third party in such circumstances. In such case, no inventory sales of the Licensed Products that are in dispute shall be permitted provided, however, LICENSEE shall be permitted to remove the Mark and all other GE-identifying information (subject to applicable law) and dispose of such Licensed Products inventory in a commercially reasonable manner.

20.8 GE’s Right to Terminate if Successful Third Party Infringement Claim

GE may amend or terminate, to the extent necessary, the license(s) granted hereunder with respect to a Licensed Product that: (a) is the subject of a final non-appealable judgment of validity and infringement regarding any third party Intellectual Property right; (b) a claim for infringement, misuse, and/or misappropriation of Intellectual Property rights if, in GE’s reasonable judgment, such claim results in material harm to GE or its Mark; or (c) if LICENSEE fails to diligently pursue a defense of such third party claim (excluding claims involving the Mark).

20.9 Replacing Invalid Provisions

Should a portion of this Agreement be declared void or of no effect by a court of competent jurisdiction or by a duly authorized arbitrator, then the parties may mutually agree to substitute an alternative provision having a similar commercial effect, or waive such portion.

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20.10 Cessation of Use of Mark upon Termination

Upon termination or expiration of this Agreement, the license herein granted shall terminate and, except as specifically provided for herein, LICENSEE and LICENSEE’s receivers, representatives, trustees, agents, administrators, successors, or permitted assigns, shall immediately cease all use of the Mark. GE shall have the option to repurchase LICENSEE’s remaining inventory of Licensed Products or components for incorporation into Licensed Products, at LICENSEE’s cost as evidenced by invoices or other documentation. If GE elects to repurchase LICENSEE’s inventory pursuant to this Section, no royalty shall be owed by LICENSEE on such inventory Sold at cost.

20.11 Grace Period

To the extent that GE does not exercise its option to purchase inventory, for a Grace Period of one (1) year after termination or expiration, LICENSEE may sell Licensed Products that have been approved by GE and which are already manufactured and ready for sale prior to the date of termination, provided:

(a)	LICENSEE shall promptly stop all work in progress and not begin to manufacture or have manufactured any additional Licensed Products after receiving or sending notice of termination;

(b)	LICENSEE promptly gives GE a listing of remaining inventory of Licensed Products;

(c)	all payments then due are first made to GE;

(d)	such sales are in accordance with the terms of this Agreement;

(e)	to the extent legally permissible, Licensed Products shall not be included in bankruptcy auctions; and

(f)	Report and payments with respect to that period are made in accordance with this Agreement.

20.12 Final Payments, Final Inventory, Marked Tooling

All final reports and payments shall be made within twenty-five (25) days after the end of said Grace Period. Upon expiration of said Grace Period, and notwithstanding contractual obligations of LICENSEE to third parties, all remaining inventory of Licensed Products, including all components thereof that bear the Mark shall be, at GE’s election, either Sold to GE pursuant to Section 20.10 or destroyed (except as otherwise required by law) with evidence of such destruction to be given to GE. All LICENSEE tooling that is only used to manufacture Licensed Products shall be modified to the extent necessary so that future products manufactured by such modified tooling shall not be confusingly similar to the Licensed Products.

20.13 GE’s Creditors Rights

Nothing contained herein shall be deemed to preclude or impair any rights which GE may have as a creditor in bankruptcy proceedings.

20.14 Survival

Upon termination or expiration of this Agreement, all of LICENSEE’s obligations shall survive until the end of the Grace Period, if any. After the Grace Period, if any (or if none, upon termination or expiration of this Agreement), LICENSEE’s obligations as expressly set forth in Sections:

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3.	ROYALTIES Sections 3.1 – 3.8;

5.	PRODUCT QUALITY CONTROL: Sections 5.1 – 5.5, 5.7 – 5.16;

7.	ADVERTISING MATERIALS AND REQUIREMENTS: Sections 7.4 and 7.6;

8.	REPORTS AND RECORDS: Sections 8.1 – 8.3;

9.	VERIFICATION OF REPORTS AND RECORDS: Sections 9.1 – 9.4;

10.	INDEMNIFICATION AND INSURANCE: Sections 10.1 – 10.4;

11.	NOTICES: Sections 11.1 – 11.3;

13.	PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION: Sections 13.1 – 13.3, 13.7, 13.11 – 13.13;

14.	REPRESENTATION AND WARRANTIES AND OWNERSHIP OF INTELLECTUAL PROPERTY: Sections 14.1 – 14.7, 14.9 – 14.13;

15.	DISCLAIMERS: Sections 15.1 – 15.3;

18.	NO WAIVER: Section 18.1;

19.	MISCELLANEOUS: Sections 19.1 – 19.9;

20.	TERMINATION AND EXPIRATION: Sections 20.1 – 20.5, 20.8 – 20.16;

21.	DISPUTE RESOLUTION: Section 21.1; and

22.	ENVIRONMENTAL WASTE: Section 22

such others, which by their own specific terms are expressly effective thereafter, shall remain in full force and effect.

20.15 Equitable Relief

LICENSEE acknowledges that its failure to cease the manufacture, sale, or distribution of the Licensed Products or any class or category thereof at the termination or expiration of this Agreement (and any applicable Grace Period) may result in immediate and irreparable damage to GE and to the rights of any subsequent licensee of GE. LICENSEE further acknowledges and admits that there may be no adequate remedy at law for failure to cease the manufacture, sale, or distribution, and LICENSEE agrees that in the event of such failure, Licensed Products and related materials shall be deemed counterfeit, and GE shall be entitled to equitable relief by way of injunctive relief and such other relief as a court with jurisdiction may deem just and proper.

21. DISPUTE RESOLUTION

(a) All disputes, controversies and questions directly or indirectly arising out of or in connection with this Agreement or its subject matter (“Disputes”), shall be resolved finally and conclusively in accordance with this section, which shall be the sole and exclusive procedure for the resolution of any Dispute.

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(b) The parties shall attempt in good faith to resolve any Dispute promptly by negotiation. If the matter has not been resolved within sixty (60) days after a party’s request for negotiation, either party may initiate arbitration as provided herein. Any Dispute, which has not been resolved as provided above, shall, at the request of either party, be finally settled by arbitration under the International Institute for Conflict Prevention & Resolution (“CPR”) Rules for Non-Administered Arbitration of Business Disputes in effect on the date of this Agreement, by an independent and impartial arbitrator jointly selected by the parties. If the parties cannot agree on an arbitrator, then CPR shall appoint a person whom it deems qualified to serve as the arbitrator. The validity of this arbitration provision, the conduct of the arbitration, any challenge to or enforcement of any arbitral award or order, or any other question of arbitration law or procedure shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. sections 1-16; however, the award can be modified or vacated on grounds cited in the Federal Arbitration Act or if the arbitration panel’s findings of facts are not supported by substantial evidence or the conclusions of law are erroneous under the laws of the State of New York. The place of arbitration shall be in Louisville, Kentucky. The federal and state courts located in the Commonwealth of Kentucky shall have exclusive jurisdiction over any action brought to enforce this arbitration provision, and each party irrevocably submits to the jurisdiction of those courts for that purpose. Notwithstanding the foregoing sentence, either party may apply to any court of competent jurisdiction, wherever situated, for enforcement of any judgment on an arbitral award.

(c) Except as time barred under any applicable statute of limitation of lesser duration, any claim by either party shall be time-barred unless the asserting party commences an arbitration proceeding with respect to such claim within two years after the cause of action has accrued.

(d) Notwithstanding any other provision of this Agreement, the parties expressly agree that before the first meeting of the arbitral tribunal, either shall have the right to apply to any state or federal court in Kentucky, or any other court that would otherwise have jurisdiction, for provisional or interim measures.

(e) Each party hereby consents to a single, consolidated arbitration proceeding of multiple claims, or claims involving more than the parties. The prevailing party or parties in any arbitration conducted under this paragraph shall be entitled to recover from the other party or parties (as part of the arbitral award or order) its or their attorneys’s fees and other reasonable costs of arbitration. The parties hereby mutually agree to waive to the extent permitted by law, trial by jury in any litigation in any court in connection with or arising out of this Agreement or the licensor-licensee relationship.

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22. ENVIRONMENTAL WASTE

LICENSEE shall, and shall cause its affiliates, agents, assigns, vendors and customers (collectively, the “Responsible Parties”), to comply with all federal, state and local laws and regulations in all territories that now or in the future apply to the collection, transportation, registration, disposal, recycling or other handling of all Licensed Products and their component parts (as defined below) whether disposed of by the Responsible Parties, a consumer or otherwise, and to pay all fees, expenses, levies, taxes or other amounts assessed, invoiced or otherwise charged (“Waste Fees”) in connection therewith. For the absence of any doubt, the Responsible Parties shall pay such Waste Fees even if the applicable laws and regulations require that the Waste Fees be the responsibility of, or assessed, invoiced or otherwise charged to GE. Without limiting the foregoing, LICENSEE shall itself do the following, and shall cause each of the Responsible Parties to do the following throughout the Initial Term (and Renewal Term(s), if any) of this Agreement and after its expiration: (i) pay Waste Fees for all Licensed Products that are currently or subsequently regulated by electronic waste recycling laws (“EWR Products”); (ii) notify retailers concerning EWR Products that must be recycled, if required by applicable law; (iii) cause the collection of Waste Fees at the point of sale for EWR Products, if required by applicable law; (iv) prepare and submit all reports required by regulatory authorities on the manufacture, sale, lease or licensing volume of such EWR Products; (v) properly inform consumers of disposal and recycling requirements and opportunities; (vi) pay and bear the expense of paying Waste Fees to the applicable authorities; (vii) notify the applicable authorities that the Responsible Parties, and not General Electric, are responsible for paying all Waste Fees and for complying with the electronic waste disposal and recycling requirements in effect at that time, even if the law or regulation states that the brand owner is responsible; (viii) comply with the electronic waste disposal and recycling requirements including, but not limited to, submitting any required disposal plans to the applicable authority and setting up collection and transportation services for the applicable EWR Products; and (ix) comply with any and all other requirements of the applicable federal, state, or local laws and regulations currently in effect or hereinafter enacted. LICENSEE shall be liable for any and all claims associated with failure to comply with such laws or regulations and hereby agrees to indemnify, defend, and hold harmless General Electric and its affiliates and its and their directors, officers, employees and independent contractors from claims that arise from such laws and regulations.

IN WITNESS WHEREOF, GE and LICENSEE have caused this Agreement to be executed, in duplicate, by their respective, duly authorized representatives on the dates indicated below.

“LICENSEE” SQL LIGHTING & FANS, LLC	“GE” GE TRADEMARK LICENSING, INC.

By:	/s/ Rani Kohen	By:	/s/ Mark J. Wells
Name:	Rani Kohen	Name:	Mark J. Wells
Title:	CEO	Title:	GM Consumer Lighting
Date:	June 3, 2011	Date:	June 6, 2011

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